SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

WEYERHAEUSER COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

NOTICE OF THE 2008

ANNUAL MEETING

AND THE 2008

PROXY STATEMENT

    WEYERHAEUSER COMPANY

DEAR SHAREHOLDER:

I am pleased to invite you to attend your company’s annual meeting of shareholders at 9:00 a.m., Thursday, April 17, 2008, at the Corporate Headquarters Building, 33663 Weyerhaeuser Way South, Federal Way, Washington. A map and directions to the building are on the back cover.

A notice of the annual meeting and the proxy statement follow. Your vote is important. Whether or not you plan to attend the Annual Meeting in person, I urge you to vote your shares by phone, via the internet or by signing, dating and returning the enclosed proxy card promptly.

Sincerely,

Steven R. Rogel

Chairman and Chief Executive Officer

Item 3—Proposal to Approve, on an Advisory Basis, the Appointment of Auditors	42

Shareholder Rights Plan Policy	42

Confidential Voting Policy	42

Relationships with Independent Registered Public Accounting Firm	42

Proxy Solicitation Expenses	43

Other Business	43

Future Shareholder Proposals and Nominations	43

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

Meeting Date:	April 17, 2008
Meeting Time:	9:00 a.m. PDT
Location:	Weyerhaeuser Company Corporate Headquarters Building 33663 Weyerhaeuser Way South Federal Way, Washington 98003

Record Date:	February 22, 2008

Agenda

•	To elect three Directors;
•	To take action on a shareholder proposal;
•	To approve, on an advisory basis, the appointment of auditors; and
•	To transact any other business that may be properly brought before the Annual Meeting.

Admission

All shareholders are invited to attend the Annual Meeting. You will need an admission ticket or proof of ownership of Weyerhaeuser common stock or Weyerhaeuser Company Limited exchangeable shares, as well as a form of personal photo identification, to be admitted to the Annual Meeting.

The Annual Meeting will be held at the Weyerhaeuser Company Corporate Headquarters Building in Federal Way, Washington. Seating will be limited and on a first come basis. Please refer to page 3 of this Proxy Statement for information about attending the meeting.

Voting

Shareholders owning Weyerhaeuser common stock or Weyerhaeuser Company Limited exchangeable shares on the Record Date, or their legal proxy holders, are entitled to vote at the Annual Meeting. For information on how to vote your shares, please refer to the instructions on the enclosed proxy card or voting instruction form, or review the section titled “Proxy and Voting Information” on pages 2 and 3 and of this Proxy Statement.

This Proxy Statement, form of proxy and Weyerhaeuser Company 2007 Annual Report are being distributed to shareholders on or about March 12, 2008.

The 2007 Annual Report and this Proxy Statement can be viewed at http://bnymellon.mobular.net/bnymellon/wy in accordance with new Securities and Exchange Commission rules.

Claire S. Grace

Vice President and Corporate Secretary

Federal Way, Washington

2008 PROXY STATEMENT

WEYERHAEUSER COMPANY

P.O. Box 9777

Federal Way, Washington 98063-9777

(253) 924-2345

March 12, 2008

PROXY AND VOTING INFORMATION

Weyerhaeuser Company (the “Company”) will hold its annual meeting of shareholders at its Corporate Headquarters Building, Federal Way Washington on Thursday, April 17, 2008 at 9 a.m. to consider the items on the attached notice of shareholder meeting. All items on the attached notice are more fully described in this proxy statement.

The only securities eligible to vote at the annual meeting are the Company’s common shares and a special share of voting stock issued in connection with the Company’s 1999 acquisition of MacMillan Bloedel Limited.

A trustee, CIBC Mellon Trust Company, holds the special share of voting stock under a trust agreement. The trust agreement provides that each holder of exchangeable shares issued by Weyerhaeuser Company Limited, a Canadian subsidiary of the Company, is entitled to instruct the trustee how to vote at the Company’s shareholder meeting. The trustee will cast votes equal to the number of outstanding exchangeable shares as to which the trustee has timely received voting instructions from the holders. If the trustee does not receive voting instructions from a holder of exchangeable shares, such holder’s votes will not be cast at the shareholders meeting unless the shareholder attends the meeting in person, obtains a proxy from the trustee and votes the shares at the meeting as proxy for the trustee.

The holders of the Company’s common shares and the trustee acting for the exchangeable shareholders will vote together as a single class on all matters. Proxy cards are enclosed for shareholders who hold common shares and voting instruction cards are enclosed for shareholders who hold exchangeable shares.

Only shareholders of record at the close of business on February 22, 2008, will be eligible to vote at the annual meeting. On that date, 209,652,312 common shares and 1,600,111 exchangeable shares entitled to give voting instructions were outstanding. Each common share and each exchangeable share not held by the Company or its affiliates entitles the holder to one vote at the annual meeting. The enclosed form of proxy is solicited by the Board of Directors of the Company. A proxy may be revoked by notice in writing to the Corporate Secretary at any time before it is voted. If not revoked, the proxy will be voted as directed by the shareholder.

Under Washington law and the Company’s Restated Articles of Incorporation, if a quorum is present at the meeting:

•	the three nominees for election as directors will be elected to the Board of Directors if the votes cast for each nominee exceeds the votes cast against the nominee and
•	the shareholder proposal included in this proxy statement will be approved if the number of votes cast in favor of the proposal exceed the number of votes cast against it.

In the election of directors, certain shares present at the meeting are counted as not voted. These include any shares:

•	for which there is an abstention,
•	for which no authority or direction to vote in the election is given or specified, or
•	for which the ballot is marked withheld.

In the vote on the shareholder proposal, certain actions will have no effect on the vote for a proposal. For example, if a shareholder or broker abstains from voting or fails to vote it will have no effect on the approval of the proposal because abstentions and broker non-votes do not represent votes cast by shareholders.

The Company’s annual report to shareholders for 2007 is being mailed with this proxy statement to shareholders entitled to vote at the 2008 annual meeting.

VOTING INFORMATION

You may vote your shares in one of several ways, depending upon how you own your shares.

Shareholders of record (you own shares in your own name) can vote by telephone, on the Internet or by mail as described below. Street name shareholders (you own shares in the name of a bank, broker or other holder of record) should refer to the proxy form or the information you receive from the record holder to see which voting methods are available to you.

•	Voting by Telephone. Call the toll-free number listed on the proxy card and follow the instructions. Have your proxy card in hand when you call.
•	Voting on the Internet. Go to www.proxyvoting.com/wy and follow the instructions. Have your proxy card in hand when you access the web site.
•	Voting by Mail. Complete, sign, date and return the enclosed proxy card or voting instruction card in the envelope provided.
•

Voting at the annual meeting. If you decide to attend and vote in person, you may deposit your proxy card in the ballot box at the registration desk at the Annual Meeting or you may complete a ballot that will be distributed at the Annual Meeting.

If you are a street name shareholder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

INFORMATION ABOUT THE MEETING

Attendance at the Annual Meeting is limited to shareholders. The meeting will be held at Weyerhaeuser’s Corporate Headquarters Building, 33663 Weyerhaeuser Way South, Federal Way, Washington.

If you are a shareholder of record, an admission ticket is attached to your proxy card (or voting instruction card in the case of exchangeable shareholders). You must present this admission ticket at the registration desk to be allowed into the Annual Meeting. If you plan to attend the annual meeting, please vote your proxy, but keep the admission ticket and bring it to the annual meeting along with photo identification. If you arrive at the meeting without your admission ticket, we will admit you only if we are able to verify that you are a shareholder of record and you have photo identification.

If you are a street name shareholder and you plan to attend the annual meeting, you must present proof of your ownership of Weyerhaeuser common or exchangeable shares as of the record date, February 22, 2008. Acceptable proof would be an original bank or brokerage account statement as of that date. You also must present photo identification to be admitted. If you arrive at the meeting without proof of your ownership of common or exchangeable shares as of the record date, you will not be admitted to the meeting.

If you are a street name shareholder and intend to designate a proxy holder, the designee must present:

•	your original signed form of proxy;
•	proof of your ownership of common shares (such as a bank or brokerage statement) as of the record date, February 22, 2008, and
•	photo identification.

If we cannot verify that you are a shareholder, your designee will not be admitted to the meeting.

Exchangeable shareholders must designate in advance of the meeting anyone that you intend to represent you at the meeting. You are able to designate a representative on the form of voting instruction card you receive with your proxy statement. If your designee arrives at the meeting and his or her name is not on the designee list, the person will not be admitted to the meeting. Your designee also will need to present photo identification to be admitted.

If you are hearing impaired or require other special accommodations due to disability, please write to the Corporate Secretary prior to the meeting to indicate the accommodations that you will need.

No banners, placards, signs, literature for distribution, cameras, recording equipment, electronic devices, including cell phones, large bags, briefcases or packages will be permitted in the annual meeting.

ITEM 1. ELECTION OF DIRECTORS

The Company’s Articles of Incorporation provide that the directors of the Company are classified into three classes and that each class should be as nearly equal in number as possible. The classes relate to the director’s term of office. At each annual meeting of shareholders the successors to the directors whose terms expire at that meeting are elected for terms expiring at the third annual meeting after their election by the shareholders. The Board of Directors is authorized to fix the number of directors within the range of 9 to 13 members, and has fixed the number at 11. The three persons identified below are nominated to be elected at the 2008 annual meeting for three-year terms expiring at the 2011 annual meeting. All of the nominees currently are directors of the Company elected by the shareholders.

Unless a shareholder instructs otherwise on the proxy card, it is intended that the shares represented by properly signed proxies in the accompanying form will be voted for the persons nominated by the Board of Directors. The Board of Directors anticipates that the listed nominees will be able to serve, but if at the time of the meeting any nominee is unable or unwilling to serve, the proxy holders may vote such shares at their discretion for a substitute nominee.

NOMINEES FOR ELECTION

TERMS EXPIRE IN 2011

John I. Kieckhefer, 63, a director of the Company since 1990, has been president of Kieckhefer Associates, Inc. (investment and trust management) since 1989, and was senior vice president prior to that time. He has been engaged in commercial cattle operations since 1967 and is a trustee of J.W. Kieckhefer Foundation, an Arizona charitable trust.

Arnold G. Langbo, 70, a director of the Company since 1999, was chairman of Kellogg Company (cereal products) from 1992 until his retirement in 2000. He joined Kellogg Canada Inc. in 1956 and was elected president, chief operating officer and a director of Kellogg Company in 1990. He served as chief executive officer of Kellogg Company from 1992 to 1999. He is also a director of The Hershey Company, Johnson & Johnson and Whirlpool Corporation.

Charles R. Williamson, 59, a director of the company since October 2004, was the executive vice president of Chevron Texaco Corporation (international oil company) from August, 2005 until his retirement on December 1, 2005. He was chairman and chief executive officer of Unocal Corporation (oil and natural gas) until its acquisition by Chevron Texaco Corporation in 2005. He served as Unocal Corporation’s executive vice president, International Energy Operations from 1999 to 2000; group vice president, Asia Operations from 1998 to 1999; group vice president, International Operations from 1996 to 1997; and held numerous management jobs including positions in the United Kingdom, Thailand and the Netherlands since joining Unocal in 1977. He was a director of Unocal Corporation and former Chairman of the US-ASEAN Business Council. He is also a director of Talisman Energy Inc. and PACCAR Inc.

CONTINUING DIRECTORS

TERMS EXPIRE IN 2009

Debra A. Cafaro, 50, a director of the Company since February 2007, has been chairman, president and chief executive officer of Ventas, Inc. (health care real estate investment trust) since 2003. She was its president and chief executive officer from 1999 when she joined the company until 2003, and has been a director of the company since 1999. She served as president and director of Ambassador Apartments, Inc. (real estate investment trust) from 1997 until 1998 when it merged with AIMCO and previously was a founding member and partner of the law firm of Barack Ferrazzano Kirschbaum Perlman and Nagelberg, LLC. She is the Treasurer of NAREIT (National Association of Real Estate Investment Trusts) and Chair of the University of Chicago Law School Visiting Committee.

Rt. Hon. Donald F. Mazankowski, 72, a director of the Company since 1997, is a business consultant. He was a Member of Parliament, Government of Canada, from 1968 to 1993, served as Deputy Prime Minister from 1986 to 1993 and as Minister of Finance from 1991 to 1993. He also is a director of the Power Group of Companies; Shaw Communications, Inc.; Great-West Lifeco Inc., IGM Financial Inc.; Yellow Pages Group; Canadian Oil Sands Trust and Atco Ltd. He is Senior Advisor to Gowlings, LaFleur, Henderson LLP, Barristers and Solicitors. He is a past member of the board of governors of the University of Alberta and is past chairman of the Institute of Health Economics.

Nicole W. Piasecki, 45, a director of the Company since 2003, is president of Boeing Japan. Previously, she served as executive vice president of Business Strategy & Marketing for Boeing Commercial Airplanes, The Boeing Company, from 2003 to 2006; was vice president of Commercial Airplanes Sales, Leasing Companies from 2000 until January 2003; and served in various positions in engineering, sales, marketing, and business strategy for the Commercial Aircraft Group from 1991. She is a member of the Board of Governors, Tokyo, of the American Chamber of Commerce of Japan and a former member of the Federal Aviation’s Management Advisory Council, the YWCA of Seattle-King County-Snohomish County and a former director of Washington Works.

Steven R. Rogel, 65, a director of the Company since 1997, has been chairman of the board since 1999 and chief executive officer since January 1, 2008. He was president and chief executive officer from 1997 to 2008. Prior to joining the Company, he served as the president and chief executive officer of Willamette Industries, Inc. from 1995 to 1997 and as its president and chief operating officer from 1991 to 1995. He is a director of the Kroger Company and Union Pacific Corporation, and serves on the National Executive Board Boy Scouts of America. He is the former Chairman of the American Forest & Paper Association, and the National Council for Air and Stream Improvement, Inc.

CONTINUING DIRECTORS

TERMS EXPIRE IN 2010

Richard H. Sinkfield, 65, a director of the Company since 1993, is a senior partner in the law firm of Rogers & Hardin in Atlanta, Georgia, and has been a partner in the firm since 1976. He was a director of United Auto Group, Inc. (automobile retailer) from 1993 to 1999 and its executive vice president and chief administrative officer from 1997 to 1999. He was a director of Central Parking Corporation from 2000 to February 2005. He is a former director of the Metropolitan Atlanta Community Foundation, Inc. and the Atlanta College of Art. He is a Trustee of Vanderbilt University, a member of the executive board of the Atlanta Area Council of the Boy Scouts of America, a member of the Board of Directors of the Georgia Appleseed Center for Law and Justice and was a member of the board of governors of the State Bar of Georgia from 1990 to 1998.

D. Michael Steuert, 59, a director of the Company since October 2004, has been senior vice president and chief financial officer for Fluor Corporation (engineering and construction) since 2001. He served as senior vice president and chief financial officer at Litton Industries Inc. (defense electronics, ship construction and electronic technologies) from 1999 to 2001 and as a senior officer and chief financial officer of GenCorp Inc. (aerospace, propulsion systems, vehicle sealing systems, chemicals and real estate) from 1990 to 1999. He also serves as Trustee of Prologis.

James N. Sullivan, 70, a director of the Company since 1998, is the retired vice chairman of the board of Chevron Corporation (international oil company) where he was a director from 1988 to 2000. He joined Chevron in 1961, was elected a vice president in 1983 and served as its vice chairman from 1989 to 2000.

Kim Williams, 52, a director of the Company since October 1, 2006, was senior vice president and associate director of global industry research for Wellington Management Company LLP (investment management) from 2001 to 2005, was elected a partner effective January 1995 and held various management positions with Wellington from 1986 to 2001. Prior to joining Wellington, she served as vice president, industry analyst for Loomis, Sayles & Co., Inc (investment management) from 1982 to 1986. She is a member of the Overseer Committee of Brigham and Women’s Hospital in Boston, Massachusetts and a Trustee of Brookwood School, Manchester by the Sea, Massachusetts

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

The Board of Directors of the Company has determined that each of the Company’s directors, with the exception of the Company’s chief executive officer, is independent within the meaning of the listing requirements established by the New York Stock Exchange. The independent directors regularly meet in separate executive session without any member of Company management present. The Lead Director, who under the Board’s Corporate Governance Guidelines is the Chair of the Executive Committee, presides over these meetings.

The Board of Directors has documented the governance practices followed by the Company by adopting Corporate Governance Guidelines. The Corporate Governance Guidelines establish the practices the Board of Directors follow with respect to Board function and operation, company operations, Board organization and composition and Board conduct. The Governance Guidelines are available on the Company’s website at

www.weyerhaeuser.com under “Company” at the top of the page, “Investors”, and then under the “Governance” link. If you would like to receive a paper copy, you may request one by writing to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777 or by sending an email to CorporateSecretary@Weyerhaeuser.com.

The Board of Directors has a number of committees that perform certain functions for the Board. The current committees of the Board of Directors are the Executive Committee, Audit Committee, Compensation Committee, Corporate Governance Committee, Finance Committee and International Committee.

The Board of Directors met on 10 occasions in 2007. Each of the directors attended at least 75% of the total meetings of the Board and the committees on which he or she served in 2007. The following table provides membership and meeting information for each of the Board committees.

Name	Audit Committee	Compensation Committee	Executive Committee	Corporate Governance Committee	Finance Committee	International Committee
Debra A. Cafaro					X
John I. Kieckhefer	X		X			X
Arnold G. Langbo		X			X*
Donald F. Mazankowski	X					X*
Nicole W. Piasecki				X		X
Steven R. Rogel			X
Richard H. Sinkfield				X*	X
D. Michael Steuert	X*			X
James N. Sullivan		X*		X
Kim Williams	X	X
Charles R. Williamson		X	X*		X
Total meetings in fiscal year 2007	6	5	—	4	3	1
*	Committee Chairman

Each committee of the Board of Directors is described below. Each of the committees has adopted a charter and the current charter for each committee can be found on the Company’s website at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” and then under the “Governance” link.

If you would like to receive a paper copy of any committee charter, you may request one by writing to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777 or by sending an email to CorporateSecretary@Weyerhaeuser.com.

The Board of Directors has given the Executive Committee the power and authority to act for the Board in the interval between Board meetings, except to the extent limited by law. The chairman of the Executive Committee is an independent director and is also the Lead Director for the Board. The Executive Committee acted by consent in lieu of meeting on two occasions during the year in addition to the meeting information in the table above.

The Audit Committee provides oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. It also is responsible for the oversight of the Company’s compliance with legal and regulatory requirements and for other duties that the Board or the Committee chair deems appropriate. It exercises its oversight obligations through regular or special meetings with management, the director of internal audit and the Company’s Independent Auditor. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Compensation Committee is responsible for

•	reviewing and approving the strategy and design of the Company’s compensation and benefits systems,
•	making recommendations to the Board for incentive compensation and equity-based plans,
•	making recommendations to the Board regarding the compensation of the Company’s directors and chief executive officer,
•	reviewing and approving salaries and incentive compensation of Company executive officers and certain other positions and
•	administering the Company’s stock option and incentive compensation plans.

The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Corporate Governance Committee takes a leadership role in shaping the governance of the company. It provides oversight and direction regarding the functioning and operation of the Board. It also recommends to the Board candidates for election as directors. The Committee manages the processes used by the Board to evaluate the chief executive officer and provides oversight of:

•	senior management succession planning,
•	ethics and business conduct of the Company,
•	human resources practices and
•	environmental and safety issues at the Company.

The Board of Directors has determined that each member of the Corporate Governance Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The Finance Committee monitors and oversees the Company’s financial resources and strategies, with emphasis on those issues that are long-term in nature. The Committee:

•	provides guidance to the Board regarding major financial policies of the Company;
•	oversees financial matters of importance to the Company;
•	reviews with management the Company’s major financial risk exposure;
•	reviews and approves credit policies, cash management and pension fund investment strategies;
•	makes recommendations to the Board regarding operating plans, debt and equity programs; and
•	makes recommendations to the Board regarding significant mergers, acquisitions, asset sales or purchases and other significant business opportunities.

The Board of Directors has determined that each member of the Finance Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

The International Committee:

•	advises the Company on relevant, critical policy issues;
•	advises the Company on investment and other commercial opportunities, outside the United States; and
•	provides oversight and direction on the economic, political and social trends in countries where the Company has international operations.

The Board of Directors has determined that each member of the International Committee is independent within the meaning of the listing requirements of the New York Stock Exchange.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications

The Board codified standards for directors in the Board’s Corporate Governance Guidelines. The Guidelines provide that the Board should encompass a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The corporate governance guidelines also provide that at all times a majority of the Board must be “independent directors” as defined from time to time by the listing requirements of the New York Stock Exchange and any specific requirements established by the Board. Each director also is expected to:

•	exhibit high standards of integrity, commitment and independence of thought and judgment;
•	use his or her skills and experiences to provide independent oversight to the business of the Company; and
•	represent the long-term interests of all the shareholders.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. Directors also must be committed to devoting the time and effort necessary to learn the business of the Company and the Board.

As part of its periodic self-assessment process, the Board of Directors has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Board believes it should be comprised of persons with skills in areas such as:

•	finance,
•	sales and markets,
•	strategic planning,
•	human resources and diversity,
•	safety,
•	industry business,
•	leadership of large, complex organizations,
•	legal,
•	banking,
•	government and governmental relationships,
•	international business and international cultures and
•	information technology.

In addition to the targeted skill areas, the Corporate Governance Committee has identified key knowledge areas that it believes are critical for directors to add value to a Board, including:

•	Strategy – knowledge of the Company business model, the formulation of corporate strategies, knowledge of key competitors and global markets;
•	Leadership – skills in coaching senior executives and the ability to assist the CEO in his development;
•	Organizational Issues – understanding of the implementation of strategies, change management processes, group effectiveness and organizational design;
–	Relationships – understanding how to interact with governments, investors, financial analysts, and communities in which the Company operates;
–	Functional – understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and
•	Ethics – the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

Identifying and Evaluating Nominees for Directors

The Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Corporate Governance Committee regularly assesses the mix of skills and industries currently represented on the Board, whether any vacancies on the Board are expected due to retirement or otherwise, the skills represented by retiring directors, and additional skills highlighted during the Board self-assessment process that could improve the overall quality and ability of the Board to carry out its function. In the event vacancies are anticipated, or otherwise arise, the Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. The Corporate Governance Committee or a subcommittee thereof may interview potential candidates to further assess their ability to serve as a director, as well as the qualifications possessed by the candidates. The Corporate Governance Committee then determines the best qualified candidates based on the established criteria and recommends such candidates to the Board for election at the next meeting of shareholders.

Shareholder Nominees

The Corporate Governance Committee will consider nominees for the Board of Directors recommended by shareholders. If a shareholder wishes to recommend a nominee, he or she should write to the Governance Committee, care of Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P. O. Box 9777, Federal Way, WA 98063-9777, specifying the name of the nominee and the nominee’s qualifications for membership on the Board of Directors. All recommendations will be brought to the attention of the Corporate Governance Committee.

SHAREHOLDER COMMUNICATIONS

Communications may be addressed to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P. O. Box 9777, Federal Way, WA 98063-9777 marked to the attention of the Board or any of its Committees, the independent directors or individual directors. Communications may also be sent by email to CorporateSecretary@Weyerhaeuser.com.

ANNUAL MEETING ATTENDANCE

The directors are expected to attend the Company’s annual meetings, if possible. All of the directors attended the 2007 Annual Meeting.

DIRECTORS’ COMPENSATION

The following table shows the annual compensation of our non-employee directors for 2007, which consisted of annual retainer fees paid in cash, including amounts associated with chairing Board committees, and retainer deferred stock unit awards that are payable only in cash. All values are reported in U.S. dollars.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Debra A. Cafaro	70,000	71,548	141,548
Arnold G. Langbo (3)	80,000	71,548	151,548
Donald F. Mazankowski (3)	80,000	71,548	151,548
Richard H. Sinkfield (3)	80,000	71,548	151,548
John I. Kieckhefer	70,000	71,548	141,548
Nicole W. Piasecki	70,000	71,548	141,548
D. Michael Steuert (3)	80,000	71,548	151,548
James N. Sullivan (3)	80,000	71,548	151,548
Charles R. Williamson (3)	70,000	71,548	141,548
Kim Williams	70,000	71,548	141,548

(1)	The amounts in this column reflect director compensation earned and paid in cash, including amounts voluntarily deferred under our Fee Deferral Plan for Directors. Of the amounts of compensation earned, the following directors have elected to defer fees into the Weyerhaeuser common stock fund under our Fee Deferral Plan for Directors and were credited with the following common stock equivalent units; Ms. Cafaro, $70,000 or 936 units; Mr. Mazankowski, $40,000 or 535 units; Mr. Kieckhefer, $70,000 or 936 units; Mr. Steuert $80,000 or 1070 units; Mr. Sullivan, $80,000 or 1070 units; Mr. Williamson $70,000 or 936 units; and Ms. Williams, $70,000 or 936 units.

(2)	The amounts in this column reflect the grant date fair value of director compensation earned and paid in the form of retainer amounts that were automatically deferred into the Weyerhaeuser common stock fund under our Fee Deferral Plan for Directors. The grant date fair value was computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), and is based on a grant date that is the date of the Company’s annual meeting. Under the terms of the Fee Deferral Plan for Directors, the number of retainer stock units awarded is based on the amount of the deferred fees divided by the median price per share of Weyerhaeuser stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions for the last eleven trading days of January of the year in which the fees are paid. Each of the Directors who received fees in 2007 automatically deferred $70,000 of fees and was credited with 936 stock equivalent units. The grant date fair value of each retainer stock unit is equal to the number of stock equivalent units multiplied by the closing value of the Company’s common stock on the grant date. See Note 18 of Notes to Consolidated Financial Statements set forth in the Company’s Annual Report on Form 10-K for fiscal year 2007.

(3)	As Chair of the various committees of the Board of Directors, each of these directors received additional compensation of $10,000 during 2007: Mr. Mazankowski, International Committee Chair; Mr. Sinkfield, Corporate Governance Committee Chair; Mr. Langbo, Finance Committee Chair; Mr. Steuert, Audit Committee Chair; and Mr. Sullivan, Compensation Committee Chair.

Non-Employee Director Compensation Program

The Board believes that the level of non-employee director compensation should be based on Board and committee responsibilities and be competitive with comparable companies. In addition, the Board believes that a significant portion of non-employee director compensation should align director interests with the long-term interests of shareholders.

Non-employee directors are compensated by:

•	A base cash annual retainer fee of $140,000, $70,000 of which is paid in retainer deferred stock unit awards.
•	An additional cash annual retainer fee of $10,000 paid to each committee chair.

Annual Board Retainer Cash Fees

In 2007, non-employee directors received a cash Annual Board Retainer Fee of $70,000 per year. Non-employee directors who served as chairs of Committees received an additional retainer fee of $10,000. The Company does not pay additional fees for attending Board or committee meetings. All retainer fees are paid annually, immediately following the annual shareholders’ meeting. Directors who are appointed to fill a vacancy on the Board are paid a pro rata amount of the annual retainer immediately following the effective date of the director’s appointment.

The Company reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with their services. Compensation is available for extended travel on Board business at the request of the Board or a Committee of the Board at the rate of $2,000 per day, including travel days and work days. Directors who are also employees of the Company do not receive compensation for their service on the Board or any committees.

Deferral of Cash Compensation

Non-employee directors may elect to defer all or part of their cash compensation into an interest-bearing, cash-based account or as deferred common stock equivalent units (an unfunded stock unit account) under the Company’s Fee Deferral Plan for Directors. The number of deferred stock equivalent units is calculated by dividing the amount of the deferred fees by the median price per share of Weyerhaeuser stock as reported by

The Wall Street Journal for the New York Stock Exchange Composite Transactions for the last eleven trading days of January of the year in which the fees are paid. Directors do not have the right to vote or transfer deferred stock units. Deferred stock equivalent units earn the equivalent of dividends, which are credited as additional deferred stock equivalent units. Deferred stock equivalent units are distributed in cash following the director’s retirement or other termination of service to the Company.

Retainer Stock Unit Awards

Each non-employee director who continues to serve as a director following each Annual Meeting is granted a retainer stock unit award, with the number of units equal to the number of shares of Weyerhaeuser stock that could be purchased with an aggregate of $70,000. The number of retainer stock units awarded is based on the amount of the deferred fees divided by the median price per share of Weyerhaeuser stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions for the last eleven trading days of January of the year in which the fees are paid. For the 2007 awards, the median value on the last eleven trading days in January 2007 was $74.78, which resulted in a total of 936 retainer stock units awarded to each director who served for the entire year. The retainer stock units are credited to the director’s account (an unfunded stock unit account) in the Company’s Fee Deferral Plan for Directors and are immediately vested. Directors do not have the right to vote or transfer retainer stock units. Retainer stock units earn the equivalent of dividends, which are credited as additional retainer stock units. Retainer stock units are distributed in cash following the director’s retirement or other termination of service to the Company.

The amount reported in the Stock Awards column for each director is the dollar value of the retainer stock units awarded in 2007, computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), which was calculated based on the per share Market Value of Weyerhaeuser stock on the date of grant. See Note 18 of Notes to Consolidated Financial Statements set forth in the Company’s Annual Report on Form 10-K for fiscal year 2007.

The number of aggregate deferred stock equivalent units accumulated in each director’s deferral account as of December 30, 2007 for all years of service as a director, from deferrals of cash compensation and awards of retainer stock units, including additional deferred stock equivalent units credited as a result of dividend equivalents earned with respect to the deferred stock equivalent units, is listed in the Beneficial ownership of common shares table on the following page.

Director Compensation Review Practices

The Compensation Committee is responsible for annually reviewing the Company’s non-employee director compensation practices in relation to comparable companies. Any changes to be made to non-employee director compensation practices must be recommended by the Compensation Committee for approval by the full Board.

BENEFICIAL OWNERSHIP OF COMMON SHARES

DIRECTORS AND EXECUTIVE OFFICERS

The following table shows as of January 22, 2008 the numbers of common and exchangeable shares of the Company that each director, each named executive officer and the directors and executive officers as a group, have the power to vote or cause disposition of the shares. On all matters submitted for shareholder vote, the common shares vote together with the special voting stock held by the trustee. Under the trust agreement, the trustee is entitled to cast a number of votes equal to the number of outstanding exchangeable shares not owned by the Company or its affiliates and as to which the trustee has timely received voting instructions from the exchangeable shareholders. Accordingly, percentages of total beneficial ownership have been calculated based upon the total number of common shares and non-affiliated exchangeable shares outstanding as of December 30, 2007.

Name of Individual or Identify of Group	Voting and or Dispositive Powers (number of common and exchangeable shares) (1)(2)(3)	Percent of Class (common and exchangeable shares)	Common Stock Equivalent Units (4)	Directors’ Qualifying Shares (5)
Lee T. Alford	70,710	*	11,815	1
Patricia M. Bedient	24,840	*	9,741
Debra A. Cafaro	—	*	1,919
Daniel S. Fulton	100,883	*	24,949
Thomas F. Gideon	29,401		5171
Richard E. Hanson	144,227	*	18,801
John I. Kieckhefer	4,461,798	2.1	27,767
Arnold G. Langbo	200	*	8,635
Donald F. Mazankowski	800	*	18,423
Nicole W. Piasecki	294,903	*	5,694
Steven R. Rogel	903,116	*	81,105
Richard H. Sinkfield	500	*	11,217
D. Michael Steuert	—	*	4,589
James N. Sullivan	1,000	*	18,687
Richard J. Taggart	150,916	*	7,086
Kim Williams	—	*	3,001
Charles R. Williamson	—	*	6,984
Directors and executive officers as a group (26 individuals)	6,373,401	2.7	279,887	1

*	Denotes amount is less than 1%

(1)	Includes the number of shares that could be acquired within 60 days after January 22, 2008 pursuant to outstanding stock options, as follows: Mr. Alford, 66,375 common shares; Ms. Bedient, 24,125 common shares; Mr. Fulton, 100,199 common shares; Mr. Gideon 26,462 common shares; Mr. Hanson, 143,070 common shares; Mr. Rogel, 898,603 common shares; Mr. Taggart, 150,916 common shares; and of the executive officers as a group, 1,577,506 common shares.

(2)	Includes shares for which certain of the directors and nominees share voting and dispositive powers with one or more other persons as follows: Mr. Kieckhefer, 3,630,527 shares; and Ms. Piasecki, 278,943 shares.

(3)	Beneficial ownership of some of the common shares is disclaimed by certain of the individuals listed as follows: Mr. Kieckhefer, 3,970,969 shares; and Ms. Piasecki, 272,709 shares.

(4)	Common stock equivalent units held as of December 30, 2007 under the Fee Deferral Plan for Directors or under the Incentive Compensation Plan for Executive Officers.

(5)	Director’s qualifying share in a wholly owned subsidiary.

OWNERS OF MORE THAN 5%

The following table shows the number of common shares held by persons known to the Company to beneficially own more than five percent of common shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (common shares)
Capital World Investors (1)	24,961,000	11.5
333 South Hope Street Los Angeles CA 90071
Capital Research Global Investors (2)	11,930,500	5.5
333 South Hope Street Los Angeles CA 90071
Franklin Mutual Advisors, LLC (3)	18,015,689	6.7
51 John F. Kennedy Parkway Short Hills NJ 07078

(1)	Based on a Schedule 13G dated January 10, 2008, in which Capital World Investors, a division of Capital Research and Management Company, reported that, as of December 31, 2007, it had voting power over 2,060,000 of the shares and sole dispositive power over all 24,961,000 shares. Capital World Investors disclaims beneficial ownership of all of the shares.

(2)	Based on a Schedule 13G dated February 11, 2008, in which Capital Research Global Investors, a division of Capital Research and Management Company, reported that, as of December 31, 2007, it had voting power over 5,130,500 of the shares and sole dispositive power over all 11,930,500 shares. Capital Research Global Investors disclaims beneficial ownership of all of the shares.

(3)	Based on Amendment No. 1 to Schedule 13D filed February 13, 2006 in which Franklin Mutual Advisors, LLC reported that, as of December 13, 2006, it had sole voting and dispositive powers over all 18,015,689 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and certain of its officers to send reports of their ownership of Weyerhaeuser stock and of changes in such ownership to the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Based solely on the Company’s review of the copies of such reports it has received, the Company believes that all of its directors and officers filed all such reports on a timely basis with respect to transactions during 2007.

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

EXECUTIVE SUMMARY

Weyerhaeuser uses a compensation approach for its Named Executive Officers (NEOs) that is designed to achieve several key objectives, including:

•	focusing decision-making and behavior on goals that are consistent with the overall business strategy,
•	reinforcing a pay-for-performance culture, and
•	allowing the Company to attract and retain employees with the skills critical to the Company’s long-term success.

To achieve these objectives, Weyerhaeuser uses a mix of base pay, incentive opportunities (short and long-term), and other benefits and rewards. The various compensation programs are intended to be competitive in the market and to enable the Company to attract and retain key talent, while concentrating a majority of the executives’ reward opportunities in at-risk incentive pay that requires performance against measurable objectives to achieve payouts. The design of the compensation programs is intended to support the Company’s overall business objectives and increase long-term shareholder value. The following discussion provides an overview of key objectives, policies, elements, and designs of the Company’s compensation programs, as well as the Compensation Committee’s considerations and reasons for its compensation decisions.

OVERVIEW

Weyerhaeuser Company is one of the world’s largest integrated forest products companies. In 2007, the Company had sales of $16.3 billion. It has offices or operations in 13 countries, and customers worldwide. Weyerhaeuser’s primary businesses include the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses and products is available at http://www.weyerhaeuser.com.

The Company’s current compensation program was developed by the Compensation Committee, working with its compensation consultant, Mercer, following a year-long review and redesign and was implemented in 2006. The Committee reviewed leading practices in executive compensation and shareholder expectations, as well as factors influencing shareholder value, and established compensation principles designed to promote and reward improved Company performance. Following the implementation of the new compensation program, the Compensation Committee regularly assesses its effectiveness and its success in achieving the Committee’s goals.

COMPENSATION PHILOSOPHY AND PRINCIPLES

Weyerhaeuser’s compensation philosophy is to motivate and reward employees for performance that will result in superior financial results and create long-term value for shareholders. Weyerhaeuser’s compensation programs are designed to:

•	focus decision-making and behavior on goals that are consistent with the overall business strategy,
•	reinforce a pay-for-performance culture through a balance of fixed and incentive pay opportunities and
•	allow the Company to attract and retain employees with the skills critical to the Company’s long-term success.

The following key compensation principles, established as part of the review and redesign process described above, guide the design and ongoing administration of the Company’s overall compensation program:

•	clearly communicate the desired behavior and use incentive pay programs to reward the achievement of performance goals:
–	improve absolute level of returns on investments,
–	outperform peers and
–	create shareholder value;
•	promote a “one company” perspective among all Company employees,
•	maintain total compensation at market competitive levels,
•	provide a broad range of payout opportunities based on performance and
•	design simple pay programs to control costs and ensure employee understanding.

This compensation program for executive officers is comprised of several components, including:

•	base salary,
•	annual cash incentives,
•	long-term incentives, consisting of a mix of stock options and performance share units,
•	retirement benefits and
•	medical and other benefits.

DETERMINATION OF COMPENSATION

Weyerhaeuser’s compensation principles are supported through a number of policies, concepts and processes.

Total Compensation

To provide a competitive overall compensation and benefits package that is tied to creating shareholder value and supports the execution of its business strategies, Weyerhaeuser uses a range of components. The combination of the components and the amount of each component is influenced by the role of the person in the Company, market surveys, the total value of all the compensation, benefits and perquisites available to the person and employment contracts with individual officers. The Committee reviewed a tally sheet of all compensation, benefits and perquisites provided to the CEO and the named executive officers in connection with its compensation decisions for these officers. In general, the Company positions itself at the median for each of the different components of total pay so that total compensation for the CEO and the named executive officers is comparable to the Company’s peers.

Performance Management

Weyerhaeuser’s policy is to provide rewards for the achievement of specific performance goals. The Company uses an annual Performance Management Process (“PMP”) for its employees to assess individual performance. In the PMP process, each employee, including each of the named executive officers, establishes his or her performance goals at the beginning of the year in consultation with the employee’s manager. At the end of the year, the employee’s performance is assessed against these goals. Key performance goals for 2007 were principally in the areas of: safety, diversity, financial performance, relative competitive performance and customer value delivery. Individual PMP ratings are developed based on an evaluation of the performance of the business unit and the individual employee. PMP results for an employee affect the employee’s salary increases, the annual cash incentive reward, and the long-term incentive grant level, if eligible.

Variable Pay at Risk

The percentage of an employee’s compensation opportunity that is fixed instead of variable is based primarily on the employee’s role in the Company. In general, employees with more ability to directly influence overall Company performance have a greater portion of their pay at risk through short- and long-term incentive programs. Executive officers with more responsibility for strategic and operating decisions have a greater percentage of their compensation opportunity allocated to long-term incentives. Typically, over 40% of target total compensation opportunity for these executive officers is in the form of long-term incentives. In 2007, nearly 80% of the aggregate target incentive compensation for Weyerhaeuser’s named executive officers was at risk based on the performance of the Company and the executive officer (see chart below).

Variable Pay at Risk

Forms of Long-Term Incentive Compensation

Weyerhaeuser currently uses two forms of equity for long-term incentive compensation for its executive officers, including the named executive officers: stock options (“options”) and performance share units. (See “Compensation Components—Long-Term Incentive Compensation” below for more of the specific features of these forms of equity.) Senior executives (including the named executive officers) receive 50% of the value of the award in options and 50% of the value of the award in performance shares. This mix focuses the executive on the Company’s share price and financial performance compared to its peer companies. Also, this mix puts more compensation at risk for senior executives, and provides for greater rewards if superior performance is generated.

Market Positioning

The Company establishes competitive compensation levels based on market reviews and then designs its pay program to focus executive officers on meeting Company performance objectives. Weyerhaeuser’s strategy is to set total compensation and benefit levels at the median of market pay and benefit levels. Each component of total compensation and other benefits is intended to be consistent with market practices as established by the peer groups outlined below to help the Company attract and retain executives with the skills needed in Weyerhaeuser’s businesses.

Competitive Market Assessments

Weyerhaeuser regularly reviews market compensation levels to determine whether total compensation for its employees remains in the targeted median pay range and makes adjustments when needed. This assessment includes evaluation of base salary, annual incentive opportunities, and long-term incentives. In addition, rewards such as health benefits and retirement programs and perquisites are regularly assessed relative to the market. The Company also reviews the competitive performance of its peers to establish performance targets for incentive plans and to assess appropriate payout levels for performance. (See “Compensation Components” for details.)

Peer Groups

For compensation decisions made in 2007, the Committee used separate peer groups for pay and performance. Recent consolidation in the forest products industry has decreased the number of direct peers in the sector. Most forest products companies have lower revenues and fewer employees than the Company. In addition, Weyerhaeuser competes for talent with a broader range of companies, and shareholders measure Weyerhaeuser’s performance against a broader set of peers. For these reasons, the Committee selected a group of companies for comparison of executive officer compensation comprised of a broader group of basic materials companies of a comparable size to Weyerhaeuser. The pay peer group used for 2007 compensation decisions consisted of the following companies:

Company	Revenue(1)	Market Cap(1)
Dow Chemical	$49,124	$38,112
Sunoco Inc	$36,002	$7,678
Alcoa Inc	$30,379	$26,021
Du Pont (E I) De Nemours	$28,356	$44,790
Hess Corp	$28,067	$13,937
Intl Paper Co	$21,995	$15,509
United States Steel Corp	$15,715	$8,688
Nucor Corp	$14,751	$16,514
Murphy Oil Corp	$14,248	$9,512
Huntsman Corp	$10,624	$4,186
Eastman Chemical Co	$7,450	$4,874
Smurfit-Stone Container Corp	$7,157	$2,696
MeadWestvaco Corp	$6,530	$5,446
Median	$15,715	$9,512
Weyerhaeuser	$21,896	$17,163

(1)	As of year end 2006

In addition to reviewing the current pay practices of these peers, the Committee also reviews various pay surveys, including surveys of pay practices of forest products companies and comparably-sized manufacturing companies, and general industry data for similar size companies. The peer group and survey data is generally weighted into a market composite based on equal weighting between the data sources, though the Committee may review the data separately.

In establishing a peer group for evaluating the Company’s relative performance in 2007, the Committee chose a broader size range of basic materials companies that typically have been used by shareholders as benchmarks for performance. This group includes many of the companies in the pay peer group, and also incorporates additional forest products companies. This group is not used to benchmark pay because the relative revenues and scope of operations are not directly comparable to Weyerhaeuser’s. The performance peer group used for 2007 compensation decisions included the following companies:

Company	Pay Peer	Revenue(1)	Market Cap(1)
Dow Chemical	✓	$49,124	$38,112
Alcoa Inc	✓	$30,379	$26,021
Du Pont (E I) De Nemours	✓	$28,356	$44,790
Alcan Inc (2)		$23,641	$18,334
Intl Paper Co	✓	$21,995	$15,509
United States Steel Corp	✓	$15,715	$8,688
Nucor Corp	✓	$14,751	$16,514
PPG Industries Inc		$11,081	$10,611
Huntsman Corp	✓	$10,624	$4,186
Air Products & Chemicals Inc		$8,850	$14,690
Praxair Inc		$8,324	$19,158
Rohm & Haas Co		$8,230	$11,157
Owens-Illinois Inc		$7,422	$2,835
Monsanto Co		$7,344	$25,751
Smurfit-Stone Container Corp	✓	$7,157	$2,696
Eastman Chemical Co	✓	$7,450	$4,874
Celanese Corp		$6,656	$4,105
Ball Corp		$6,622	$4,536
MeadWestvaco Corp	✓	$6,530	$5,446
Domtar Inc		$3,411	$1,954
Louisiana-Pacific Corp		$2,235	$2,263
Median		$8,324	$10,611
Weyerhaeuser		$21,896	$17,163

(1)	As of year end 2006

(2)	Alcan was acquired in November 2007 and is no longer publicly traded

NAMED EXECUTIVE OFFICERS

For purposes of this Compensation Discussion and Analysis, the Company’s named executive officers are the following persons:

•	Steven R. Rogel, Chairman & Chief Executive Officer
•	Patricia M. Bedient, Executive Vice President & Chief Financial Officer (assumed the role of EVP & CFO, effective April 19, 2007—previously Senior Vice President, Finance & Strategic Planning)
•	Richard J. Taggart, Executive Vice President & Chief Financial Officer (retired in 2007)
•	Richard E. Hanson, Executive Vice President & Chief Operating Officer
•	Daniel S. Fulton, President, Weyerhaeuser Company and Weyerhaeuser Real Estate Company (named President, Weyerhaeuser Company effective January 1, 2008)
•	Thomas F. Gideon, Senior Vice President, Containerboard Packaging & Recycling (assumed role of SVP, CBPR effective March 20, 2007—previously Senior Vice President, Timberlands)

COMPENSATION COMPONENTS

Base Salary

Salaries are provided to employees as compensation for basic services to the Company and to meet the objective of attracting and retaining the talent needed to run the business. Salaries provide a consistent cash flow to employees assuming acceptable levels of performance and ongoing employment. To control fixed costs while still enabling the Company to attract critical talent, Weyerhaeuser targets base salaries at the median of market levels among the basic materials companies described above. Increases in salaries generally are based on the market level salary for the role in which the executive serves, individual PMP assessments, overall Company budgets, and specific talent needs. Based on these criteria and a review of market compensation, Weyerhaeuser made the following adjustments to base salaries for the named executive officers in 2007:

Executive Officers in 2007	Percent Increase	New Base Salary
S. R. Rogel	0.00%	$1,300,000
P. M. Bedient	30.00%	$520,000
R. J. Taggart	3.77%	$550,000
R. E. Hanson	3.14%	$722,000
D. S. Fulton, President	3.50%	$621,000
T. F. Gideon	12.94%	$480,000

These pay adjustments generally positioned the executive officers at the median of the market for 2007. The Compensation Committee maintained the CEO’s 2007 base salary at the existing level because that level was considered competitive and because the Compensation Committee wanted to focus more of the CEO’s pay in performance-based compensation.

Annual Incentive Plan (“AIP”)

The AIP, which was introduced in January 2006, is a cash bonus incentive plan designed to focus executive officers and other participants on maximizing efficiency and generating strong financial performance. U.S. and Canadian salaried employees, including executive officers, participate in the AIP to ensure that all employees have the common goal of improved operating performance. Weyerhaeuser Real Estate Company (“WRECO”) employees do not participate in the AIP, but are paid under a separate compensation program that is consistent with compensation practices in the home-building industry.

AIP Performance Measure and Plan Mechanics

The AIP is funded based on the Company’s Return on Net Asset (“RONA”) performance excluding the results of WRECO for everyone except the CEO. RONA performance for the CEO is calculated for total Weyerhaeuser, including WRECO. RONA is defined as earnings before interest and tax (“EBIT”) divided by average net assets. The AIP measures performance over the fiscal year. RONA is used as the performance measure given its strong link over time to total shareholder return in the basic materials sector and for Weyerhaeuser. The use of this measure is intended to focus participants on generating profitability, both through increasing revenues and controlling costs. In addition, use of this measure reinforces the importance of making capital investments that will improve the overall returns. The Compensation Committee has discretion to adjust the earnings used in the RONA calculation for extraordinary items as appropriate. The Committee had exercised its discretion, in 2006, to adjust the earnings used in the RONA calculation by excluding from the calculation items such as significant gains from sales of material assets. It also has exercised its discretion by including in the calculation items such as the return of amounts levied against the Company’s sales of softwood lumber into the U.S. from Canada following the settlement of the softwood lumber dispute with Canada, when these payments had been deducted from earnings during the period.

AIP Performance Target Setting

AIP performance targets are established at the beginning of each plan year. For each year a threshold, target, and maximum goal is established that represents 40%, 100%, and 300% target funding levels (see chart below). If performance is below the threshold, the funding level is 0%. The goals are established using a variety of factors, including dividend funding levels, the Company’s cost of capital, historical Company and peer RONA performance, and internal benchmarks of outstanding performance. For 2007, the target performance objective and funding was 10% RONA for the AIP in general and 11% for the CEO, which approximates the cost of capital. The threshold for funding was established at 5.5% RONA, with 40% of target payout funded at this level. The threshold was set by the Committee at a level below the cost of capital as part of the Company’s variable pay program. This threshold payout level in the variable pay program was established based on the fact that Weyerhaeuser and its peers have generated results above and below the cost of capital historically, and providing some level of payouts in either scenario is competitive practice for the Company’s peers. The AIP threshold level that was chosen allows minimum funding of the variable pay plan after certain minimum requirements of funding shareholder dividends have been achieved. The maximum funding possible under the AIP is at 17% RONA, which funds at 300% of target. The level of RONA performance necessary for funding the threshold, target and maximum levels is set by the Committee annually and is not subject to adjustment by Company management. The Compensation Committee has discretion to adjust performance targets for extraordinary items as appropriate, but did not do so for 2007 compensation.

AIP Performance Targets

AIP Allocation Process

At the end of each year, the Committee approves the funding for the bonus pool based on the Company’s performance against the pre-determined RONA targets. The available AIP pool is then allocated among the business units by management based on each unit’s performance against pre-established goals. (See “Determination of Compensation — Performance Management.”) The business unit leaders then allocate their available AIP pool among individual participants based on their respective performance against PMP goals.

AIP Target Opportunities

Each position in the Company, including executive positions, is assigned a target bonus opportunity reflecting competitive practices in the market for similar positions. Targets for executive positions range from 45% to 125% of base pay. Payment of target bonus amounts is not guaranteed, but must be earned based on the AIP funding process described above. Based on performance, the opportunity for each individual ranges from 0% to 300% of the target incentive value. The target set for the CEO and the named executive officers was based on competitive market practices and designed to focus the executive on the goal of improved operating performance.

The Board of Directors determines the bonus to be paid to the CEO based on the recommendation of the Compensation Committee. No bonus was recommended by the Compensation Committee for 2007 based on the Company’s RONA. The Compensation Committee determines the bonuses to be paid to executive officers, including the named executive officers, based on recommendations by the chief executive officer, chief operating officer, and chief human resource officer. For 2007, AIP targets and awards were as follows:

Executive Officer	Target Bonus	2007 Bonus Earned
S. R. Rogel	125%	0
P. M. Bedient	85%	0
R. J. Taggart	85%	0
R. E. Hanson	100%	0
D. S. Fulton	85%	0
T. F. Gideon	75%	0

Long-Term Incentive Compensation

As part of its 2006 changes in the Company incentive programs, the Company decided to issue a mix of 50% of the award’s value in options and 50% of the award’s value in performance shares to executive officers. This shift was made to focus senior executives on returns to shareholders and operating performance. Grants of long-term incentives are not guaranteed and must be earned each year. Participants receive no equity grant if their individual performance against their PMP performance goals does not meet minimum standards. Participants who deliver superior performance may be granted up to 200% of their target long-term incentive grants.

To fund the Company’s long-term compensation programs, the Committee establishes an equity pool available for grant in any given year at the median level of competitive practices within the forest products and broader basic materials industries. For grants in 2007, the Committee established a pool of 2,419,262 shares or 1.14% of common shares outstanding available for grants of options and performance share units for grants to executive officers and other participants, and available for grants of restricted stock units to non-executive participants, including any special recognition grants. The Committee targets an annual share dilution rate of less than 2%. In addition, the Committee considers the accounting costs reflected in the Company’s financial statements when establishing the forms of equity to be granted and the size of the overall pool available. The forms of equity selected are intended to be cost-efficient, and the overall cost must be within the acceptable levels for internal budgets.

Weyerhaeuser makes its annual long-term incentive grants in February of each year at the regular meeting of the Compensation Committee of the Board, which typically is within one to two weeks after the Company has publicly released a report of its annual earnings. The Committee meeting date is the effective grant date for equity grants to all participants. For executive officers who are hired during the year, the Committee recommends compensation levels to the Board in connection with the Board’s appointment of the executive and approves equity grants for the executive that are effective upon the officer’s start date.

Total Long-Term Incentive Compensation Grants

The Committee established a target level of long-term incentives for each executive officer position. The target level is based on the median of competitive market long-tem incentive levels. For 2007, the target long-term incentive values (as a percent of base salary) for the named executive officers were:

•	CEO: 350%
•	CFO: 150%
•	COO: 175%
•	President WRECO: 175%
•	SVP, Containerboard Packaging & Recycling: 125%

Stock Options

Options are issued at 100% of the fair market value (calculated as the average of the high and low price on the date of grant) to assure that executives will receive a benefit only when the stock price increases. Options granted in 2007 vest 25% a year over four years, and, if not exercised, expire in a maximum of 10 years (or earlier in the case of termination of employment). The number of options granted to the named executive officers was based on their performance compared to their PMP performance goals as noted above. In February 2007, the following awards of stock options were granted to the named executive officers: Mr. Rogel, 120,000 options; Ms. Bedient, 9,500 options; Mr. Taggart, 31,416 options; Mr. Hanson, 98,280 options; Mr. Fulton, 28,798 options; and Mr. Gideon, 19,000 options. In April 2007, 20,000 options were granted to Ms. Bedient in connection with her election as Executive Vice President and Chief Financial Officer and in recognition of superior performance.

Performance Share Units

Weyerhaeuser grants performance share units to executive officers to focus participants on long-term, competitive operating excellence, and the creation of economic and shareholder value. Performance is measured over a three-year period by comparison to the performance peer group of basic materials companies described above. The performance share units are earned at the end of the three-year period based on performance results. The performance measure used for earning grants of performance share units in 2007 was RONA Spread. RONA Spread is defined as RONA (see definition in “AIP—AIP Performance Measure and Plan Mechanics” above) minus the benchmark RONA rate (defined as pre-tax cost of dividends plus interest expense) for Weyerhaeuser and its peers. Use of this measure is intended to reflect a long-term measure of performance above a minimum shareholder return relative to peers. The actual number of performance share units earned is based on Weyerhaeuser’s performance relative to the performance peers. Threshold performance is the 25th percentile of peers, which equates to a payout of 0.2x the target number of shares. A participant earns none of the target number of performance shares if the Company’s performance is below the threshold. Median performance compared to the Company’s peers earns the target number of shares, with a maximum earned opportunity of twice the target grant for upper quartile performance. As performance shares are earned, shares of Weyerhaeuser common stock are issued to the participant.

Performance Share Unit Award Opportunity

In 2007 the following awards of Weyerhaeuser performance shares were granted: Mr. Rogel, 35,000; Ms. Bedient, 2,850; Mr. Taggart, 9,425; Mr. Hanson, 29,484; Mr. Fulton 8,639; and Mr. Gideon, 5,700.

Other Benefits

All United States salaried employees, including executive officers, are eligible for: a qualified retirement or pension plan, a 401(k) plan (which includes Company matching contributions), health and dental coverage, Company-paid term life insurance, disability insurance, paid time off, and paid holidays. These rewards are designed to be competitive with overall market practices, and are in place to attract and retain the talent needed in the business. In addition, officers may be eligible to participate in the supplemental retirement plan and deferred compensation plan, and to receive other benefits described below.

Supplemental Retirement Plan

Executives and other highly-paid officers are eligible to participate in the Supplemental Retirement Plan (the “Supplemental Plan”). The Supplemental Plan is provided because it is a competitive practice within the basic materials industry. Supplemental Plan benefits are paid outside the Weyerhaeuser Company Retirement Plan for Salaried Employees (the “Salaried Retirement Plan”) from the general funds of the Company. Consistent with general market practices, these benefits are determined based on compensation paid in the five consecutive years when the officer was paid the highest total compensation during the 10 calendar years before his or her retirement. Total compensation means base salary plus any award under the Company’s annual incentive compensation plans. This amount is multiplied by the formula for determining Salaried Retirement Plan benefits. The Committee believes that the Company should provide competitive retirement benefits linked to overall Company performance through the Supplemental Plan funding mechanism. Details of the plan benefits and the amounts accrued to each named executive officer are found in the Pension Benefits Table.

Deferred Compensation

Selected high-level employees, including executive officers, also are eligible to participate in a deferral plan. The deferral plan provides the opportunity to defer up to 50% of base salary and up to 100% of cash bonuses for payment at a future date. This plan is provided to be competitive in the market for executive talent, and to provide executives with a tax-efficient alternative for receiving earnings at a nominal cost to the Company. The interest earned for deferred compensation is determined each year by the Committee. The current interest rate formula is the average of 90-day Treasury bill rates over the prior year plus 3%. Although the 2007 rate of 7.8418% is considered to be a preferential return when compared to the applicable long-term federal rate, the interest rate formula typically generates an interest rate at or below the applicable long-term federal rate.

In addition, under the deferral program, eligible participants, including executive officers, can choose to defer all or a portion of any cash bonus into a deferral account denominated in Weyerhaeuser common stock equivalent units. The Company applies a 15% premium to the deferred amounts if payment is delayed for at least five years. The value of the deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock. 2007 contributions and year-end account balances can be found in the Non Qualified Deferred Compensation table.

Additional Benefits

Other benefits available to certain Company officers, including executive officers, are additional company-paid life insurance, financial planning assistance and payments of taxes incurred as a result of the payment of personal travel benefits. The financial planning benefit is available for one year post-retirement. In addition, the Company has corporate memberships in two clubs that are made available to various officers, including executive officers, for business entertaining only. The Company does not provide vehicles for personal use, or personal travel for executives on Company aircraft.

SUPPLEMENTARY COMPENSATION POLICIES

Weyerhaeuser uses additional policies to ensure that the overall compensation structure is responsive to shareholder interests and competitive with the market, including stock ownership requirements.

Stock Ownership Requirements

Stock ownership requirements for executive officers have been in place since 1996. Each executive officer is required to acquire, over a five-year period after becoming an executive officer, a multiple of his or her base salary in shares of Weyerhaeuser stock. Minimum ownership levels are based on the executive’s salary grade, and range from one to three times base salary. The CEO is required to hold stock valued at three times his base salary. The named executive officers are required to hold stock valued at two times each of their base salaries. The ownership requirement may be satisfied by direct ownership of common shares, the value of amounts deferred into a stock equivalent account (through the voluntary deferral program described above) and shares of Company stock held in the Company’s 401(k) plan. As of the end of 2007, the CEO and each of the named executive officers were in compliance with the ownership requirements.

OTHER FACTORS AFFECTING COMPENSATION

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

In establishing total compensation for the CEO and the named executive officers, the Committee considered the effect of Section 162(m) of the Internal Revenue Code. The annual incentive awards, performance awards and stock option programs described above are designed to meet the deductibility requirements. Specifically, the shareholders have approved the material terms of performance goals for awards to these executive officers. These approved material terms limit the amount paid to these executives under grants of three-year awards of performance share units to a maximum of 200,000 shares of common stock. Similarly, the material terms limit the number of shares that can be made subject to stock options awarded to an employee in a calendar year to 500,000 shares. Actual levels for each of these types of awards have been significantly less, based on the factors and judgments described above.

The Company believes that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives or promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of the Company’s compensation programs, including salaries and annual incentive plan bonuses may not qualify under the IRS rules as compensation excluded from the limitation on deductibility. Weyerhaeuser has a salary and deferral plan that permits compensation deferred under the plan to be exempt from the limit on tax deductibility.

For individual tax purposes, the Company typically withholds shares to cover taxes resulting from vesting of performance share awards.

Change In Control Agreements

The Company has entered into change in control agreements with each of its executive officers. The Compensation Committee believes that change in control policies are an important element of the executive compensation program, support shareholder value creation, and are necessary to attract and retain senior talent in a competitive market. Because the agreements give the executive officers reasonable assurance of transitional employment support, the Compensation Committee believes executive officers are able to maintain a more balanced, shareholder-focused approach to change in control situations. The Compensation Committee believes it is appropriate to have such agreements provided the agreements are subject to renewal and accordingly, each of the severance agreements generally expires after three years. The Compensation Committee periodically reviews the benefits provided under the agreements to ensure that they serve the Company’s interests in retaining these key executives, are consistent with market practice and are reasonable.

These agreements provide for specified payments and other benefits if the officer’s employment is terminated by the Company or its successor during the period beginning six months prior to the effective date of a change in control of the Company and ending 24 months after a change in control. Change in control payments are not made if the termination is for cause, retirement, disability or death. Change in control payments may also be required if the officer quits because of significant changes in the officer’s circumstances following the change in control. See the description of the specific factors that would result in a change in control payment and the amounts that can be received in connection with a change in control in “Potential Payments Upon Termination or Change in Control” below. The changes triggering a change in control payment and the amounts paid are intended to give the executive officers reasonable assurance of a long-term employment opportunity, to enable them to have a balanced perspective in making overall business decisions, and to be competitive within overall market practices.

In addition, the Company’s long-term incentive plans provide that in the event of a change in control of the Company all outstanding options held by the officer become exercisable and performance share units are paid at target. The accelerated vesting and payout of equity grants in the event of a change in control is intended to allow the executives to recognize the value of their contributions to the Company and not affect management decisions following termination.

Severance Agreements

The Company has severance agreements with each of its executive officers. Under these agreements, the executive receives severance benefits upon termination unless the termination is for cause, is a result of the Company’s mandatory retirement policy, is because of the death or disability of the executive or the executive quits or retires voluntarily. The specific amounts that executive officers would receive as severance payments are described in “Potential Payments Upon Termination or Change in Control” below. The Committee believes that severance policies are an essential component of the executive compensation program and are necessary to attract and retain senior talent in a competitive market. The Committee believes it is appropriate to have such agreements provided the agreements are subject to renewal and accordingly, each of the severance agreements expires after a limited term. The Committee periodically reviews the benefits provided under the agreements to ensure that they serve the Company’s interests in retaining these key executives, are consistent with market practice, and are reasonable.

Pre-Set Diversification Plans

Weyerhaeuser and the Committee have authorized the Company’s executive officers to enter into pre-set diversification plans established according to Section 10b5-1 of the Securities Exchange Act with an independent broker-dealer. These plans include specific instructions for the broker to exercise options or sell stock on behalf of the officer if the Company’s stock price reaches a specified level or certain events occur. The officer no longer has control over the decision to exercise or sell the securities in the plan. The purpose of such plans is to enable executive officers to recognize the value of their compensation and diversify their holdings of Company stock during periods in which the officer would be unable to buy or sell Company stock because important information about the Company had not been publicly released. Whenever Company executive officers establish such plans they are publicly disclosed in a current report to the SEC. As of January 22, 2008, three of the Company’s executive officers had such a plan.

COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors is composed entirely of directors who are not employees of the Company and who are independent within the meaning of the listing requirements of the New York Stock Exchange.

The Committee is responsible for reviewing and approving:

•	the strategy and design of the Company’s compensation, equity-based and benefits programs for Company employees, including its executive officers;
•	corporate performance goals for company-wide incentive programs;
•	overall funding for the Company’s annual and long-term incentive programs based on performance against those goals;
•

performance goals and objectives for the chief executive officer, and the evaluation of the chief executive officer’s compensation in light of his performance against those goals and objectives, and the recommendation to the Board for the approval of the chief executive officer’s compensation based on this evaluation; and

•	base salary increases and annual and long-term incentive payments for executive officers and for certain other business and function leaders of the Company.

The Committee’s compensation decisions are based on these factors:

•	corporate performance,
•	individual performance of the executive compared to agreed-upon performance goals,
•	position of the executive’s salary in the assigned pay range and relative to market pay levels,
•	experience and
•	the salary budget for the Company.

In addition, the Committee reviews and recommends to the Board compensation for serving as a Director.

In late 2004, the Committee engaged Mercer to assist the Committee in conducting a strategic review of the Company’s compensation programs and practices. The Committee currently retains Mercer to advise the Committee on compensation strategy, plan design and executive compensation levels. Mercer also advises the Committee on compensation practices for Directors.

Weyerhaeuser’s human resources organization serves as the management liaison to the Committee and provides additional counsel, data and analysis as requested by the Committee.

The Committee formulates an annual agenda for its activity and reviews it periodically. The agenda is designed to cover necessary regular approvals as well as special topics. As part of its agenda, the Committee regularly reviews market trends, changes in competitive practices, and alignment of the Company’s compensation programs with the strategy and needs of the business.

The Compensation Committee Charter includes an overview of the membership, purpose, goals and responsibilities, structure and operations of the Committee, and can be found on the Company’s website at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” and then under the “Governance” link. Paper copies may be obtained by written request to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777 or by email at CorporateSecretary@Weyerhaeuser.com

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors acts on behalf of the Board to establish and oversee the Company’s executive compensation program in a manner that serves the interests of Weyerhaeuser and its shareholders. For a discussion of the Compensation Committee’s policies and procedures, see “Compensation Committee” above.

Management of the Company has prepared the Compensation Discussion and Analysis of the compensation program for the named executive officers in the Summary Compensation Table. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2008 annual meeting of shareholders.

•James N. Sullivan Chairman	•Charles R. Williamson
•Arnold Langbo	•Kim Williams

COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

Messers. Kieckhefer, Langbo, Sullivan and Williamson and Ms. Williams served as members of the Compensation Committee during 2007. None of the members of the Compensation Committee was an officer of the Company or any of its subsidiaries during 2007 or any prior period. No executive officer of the Company served as a member of the compensation committee or as a director of any company where an executive officer of such company is a member of the Compensation Committee or is a director of the Company.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of independent directors as defined by the rules of the New York Stock Exchange and acts under a written charter revised by the Committee in 2007. The current charter for the Committee can be found on the Company’s website at www.weyerhaeuser.com under “Company” at the top of the page, “Investors,” and then under the “Governance” link. It also is included as an appendix to this proxy statement. If you would like a paper copy, you may request one by writing to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777 or by sending an email to CorporateSecretary@Weyerhaeuser.com

Management is responsible for the Company’s internal controls and the financial reporting process. KPMG LLP is the Company’s independent registered public accounting firm and is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing an audit report on the consolidated financial statements. The Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114, Communications with Audit Committees, as amended. In addition, the Committee has received the written disclosures and the letter from the independent auditors required by Independence

Standards Board Standard No. 1 and has reviewed, evaluated and discussed the written report with that firm and its independence from the Company.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also has reviewed and discussed the audited financial statements with management.

Based on the review and discussions described above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007. The Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for 2008.

•D. Michael Steuert Chairman	•John I. Kieckhefer
•Kim Williams	•Donald F. Mazankowski

FAMILY RELATIONSHIPS

Edward P. Rogel, Senior Vice President, Human Resources, an executive officer of the Company, is the first cousin of Steven R. Rogel, Chairman of the Board of Directors, and Chief Executive Officer.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

POLICY

The Board of Directors recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. As a result, the Board prefers to avoid related party transactions. However, the Board recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders. For example, this would be true if the Company would be able to obtain products or services of a nature, quality or quantity on terms that are not readily available from other sources or when the Company provides products or services to related persons on an arm’s-length basis and on the same kind of terms provided to unrelated third parties. As a result, the Board has delegated to the Audit Committee the responsibility to review related party transactions. The Committee has the authority to approve a related party transaction if the Committee determines that the transaction is on terms that are not inconsistent with the best interest of the Company and its shareholders.

RELATED PARTY TRANSACTIONS

The Board has defined related party transactions as any arrangement or relationship with the Company when the amount of the transaction or the amount of combined similar transactions is greater than $120,000 and when a related person has a material interest. A related person is anyone who is:

•	a director or executive officer of the Company,
•	a shareholder who beneficially owns more then 5% of the Company’s stock,
•	an immediate family member of any of the Company’s directors or executive officers, or
•	a company or charitable organization or entity in which any of these persons has a role similar to that of an officer or general partner or beneficially owns 10% or more of the entity.

APPROVAL AND CONTINUING REVIEW

The director or executive who is a related person or has a family member who is a related person must tell the Company’s Corporate Secretary about any proposed related party transaction and give the Corporate Secretary all the facts and circumstances of the proposed transaction. If the Corporate Secretary investigates and decides the transaction would be a related party transaction, the transaction is brought to the Audit Committee for review. The Committee reviews all the facts and circumstances, including the potential effect on a director’s independence if the Company enters into the transaction. The Committee approves the transaction only if it decides that the transaction is not inconsistent with the best interests of the Company and its shareholders. The Chair of the Audit Committee has the authority to approve transactions on behalf of the Committee in between Committee meetings if it is not practical to wait until the next Committee meeting for a review.

Whenever a member of the Committee is a related person, the transaction is reviewed only by the disinterested members of the Committee. If multiple members of the Committee, including the Chair of the Committee, are related persons, the disinterested members of the Board of Directors review the transaction rather than the Committee. Any related party transaction approved by the Chair of the Committee between meetings must be reported to the Committee. Material related party transactions that are approved by the Committee must be reported to the Board.

The Committee also reviews any related party transactions that the Company becomes aware of that were not approved by the Committee in advance. The Committee evaluates the transaction using the same process and standards it would use to approve a transaction before it is entered into. The Committee decides whether to ratify the transaction or require an amendment of the terms of the transaction or to terminate the transaction. At its first meeting each year, the Committee reviews any ongoing related party transaction in which the amount of the transaction is still more than $120,000. The Committee decides if the transaction is still in the best interests of the Company or if the transaction should be modified or terminated.

CODE OF ETHICS

The Company’s first Code of Ethics was issued in 1976. The Code of Ethics is currently in its seventh edition and is issued to all directors and employees. It also is available to customers, contractors, suppliers and the public. The current edition of the Code of Ethics is available on the Company’s web site at www.weyerhaeuser.com under “Company” at the top of the page, “Investors”, and then under the “Governance” link. If you would like to receive a paper copy, you may request one by writing to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777 or by sending an email to CorporateSecretary@Weyerhaeuser.com.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)($)	Stock Awards (3)($)	Option Awards (4)($)	Non-Equity Incentive Plan Comp (5)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)($)	All Other Comp (7)($)	Total ($)
S. R. Rogel	2007	1,300,000	563,910	3,346,241	0	17,437	30,931	5,258,519
	2006	1,286,538	46,915	1,173,038	1,300,000	146,079	30,377	3,982,947

P. M. Bedient (2)	2007	468,694	43,548	132,804	0	76,015	45,319	766,380
	2006	343,707	3,284	33,334	190,000	59,655	24,102	654,082

R. J. Taggart (2)	2007	290,385	142,310	612,153	0	841,639	17,628	1,904,115
	2006	523,000	11,729	427,171	475,000	235,798	16,320	1,689,018

R. E. Hanson	2007	715,654	206,666	1,795,422	0	563,543	16,819	3,298,104
	2006	693,000	14,075	528,291	500,000	24,307	16,320	1,775,993

D. S. Fulton (2)	2007	614,942	158,075	567,564	0	685,658	17,039	2,043,278
	2006	593,942	13,371	481,180	1,550,000	950,459	16,560	3,605,512

T. F. Gideon (2)	2007	466,038	95,763	391,701	0	439,143	27,507	1,420,152
	2006	363,825	7,319	253,695	285,000	274,577	20,269	1,204,685

(1)	The amount reported in this column for each executive officer reflects the dollar amount of base salary paid in fiscal year 2007, including salary increases.

(2)	The current role of the named executive officer, the date the officer assumed or relinquished the role and the officer’s prior role with the Company, if applicable, is described in “Compensation Discussion and Analysis—Named Executive Officers.”

(3)	Stock awards granted to the named executive officers are performance share units granted under the Company’s Long-Term Incentive Plan. The values in the table represent the annual expense recognized under FAS123R in the Company’s audited financial statements for 2007 and 2006. (See Note 18 of “Notes to Consolidated Financial Statements” in the Company’s Annual Report on Form 10-K). Number of awards granted in 2007 can be found in the table “Grants of Plan-Based Awards”. Details on the 2006 and 2007 stock awards can be found in the table “Outstanding Equity Awards At Fiscal Year End.”

(4)	Values of stock option awards represent the expense recognized under FAS 123R in the Company’s audited financial statements with regard to stock option awards. (See Note 18 of “Notes to Consolidated Financial Statements” in the Company’s Annual Report on Form 10-K). The number of awards granted and the full grant date fair value as computed under FAS 123R can be found in the table “Grants of Plan-Based Awards.” Details on the 2006 and 2007 stock awards can be found in the table “Outstanding Equity Awards At Fiscal Year End.”

(5)	Amounts represent the value of the incentive awards earned in fiscal year 2007 and 2006 and paid in the first quarters of 2008 and 2007 respectively, based on the Company’s performance against minimum (threshold), target and maximum RONA performance levels set by the Compensation Committee of the Board. RONA is defined in “Compensation Discussion and Analysis—Compensation Components—AIP—AIP Performance Measures and Plan Mechanics” above.

(6)	Amounts include annual change in the actuarial present value of accumulated pension benefits plus the above market earnings on nonqualified deferred compensation. The above market earnings is interest on deferred compensation that exceeds 120% of the applicable federal long-term rate, with compounding at the rate that corresponds most closely to the rate under the company’s plan at the time the interest rate or formula is set. Details on the above market earnings for deferred compensation is defined in “Compensation Discussion and Analysis-Compensation Components-Deferred Compensation” above. The amounts reported for the Change in Pension Value and above market interest earned in the Nonqualified Deferred Compensation Earnings in 2007 are described in the following table:

DETAIL OF “CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS” IN THE SUMMARY COMPENSATION TABLE

Name	Change in Pension Value ($)	Nonqualified Deferred Compensation Earnings ($)	Total ($)
S. R. Rogel	0	17,437	17,437
P. M. Bedient	71,580	4,435	76,015
R. J. Taggart	828,781	12,858	841,639
R. E. Hanson	560,475	3,068	563,543
D. S. Fulton	685,658	0	685,658
T. F. Gideon	438,726	417	439,143

(7)	Amounts reported for 2007 and 2006 that represent All Other Compensation for each of the named executive officers are described in the following table:

DETAIL OF “ALL OTHER COMPENSATION” IN THE SUMMARY COMPENSATION TABLE

Name	Year	Company Contribution 401(k) Plan ($)	Executive Term Life Insurance Premium ($)	Financial Counseling ($)	Tax Gross-Up Payment Related to Personal Travel ($)	Fitness Club Dues ($)	Premium Amount Credited to Deferred Compensation Account ($)	Total ($)
S. R. Rogel	2007 2006	11,025 10,780	1,044 952	18,862 18,252	0 393	0 0	0 0	30,931 30,377
P. M. Bedient	2007 2006	11,025 10,780	1,044 952	4,750 4,420	0 0	0 0	28,500 7,950	45,319 24,102
R. J. Taggart	2007 2006	11,025 10,780	1,044 952	5,559 4,588	0 0	0 0	0 0	17,628 16,320
R. E. Hanson	2007 2006	11,025 10,780	1,044 952	4,750 4,588	0 0	0 0	0 0	16,819 16,320
D. S. Fulton	2007 2006	11,025 10,780	1,044 952	4,750 4,588	0 0	220 240	0 0	17,039 16,560
T. F. Gideon	2007 2006	11,025 10,780	1,044 952	4,750 4,588	0 0	0 0	10,688 3,949	27,507 20,269

GRANTS OF PLAN-BASED AWARD

		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: No. of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards(3) ($/Sh)	Grant Date Closing Price ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($/Sh)
Name	Grant Date(1)	Threshold (#)	Target (#)	Max. (#)
S. R. Rogel	2/14/07 2/14/07	7,000	35,000	70,000	120,000	80.66	81.56 81.56	80.66 16.95
P. M. Bedient	2/14/07 2/14/07 4/19/07	570	2,850	5,700	9,500 20,000	80.66 76.79	81.56 81.56 76.44	80.66 16.95 16.19
R. J. Taggart (4)	2/14/07 2/14/07	314	1,570	3,140	31,416	80.66	81.56 81.56	80.66 16.95
R. E. Hanson	2/14/07 2/14/07	5,897	29,484	58,968	98,280	80.66	81.56 81.56	80.66 16.95
D. S. Fulton	2/14/07 2/14/07	1,728	8,639	17,278	28,798	80.66	81.56 81.56	80.66 16.95
T. F. Gideon	2/14/07 2/14/07	1,140	5,700	11,400	19,000	80.66	81.56 81.56	80.66 16.95

(1)	The Compensation Committee approves Weyerhaeuser long-term incentive grants at regular meetings of the Compensation Committee of the Board. The Compensation Committee meeting date is the effective grant date for equity grants.

(2)	Shows the number of performance share units awarded under the Weyerhaeuser Long-Term Incentive Plan. The threshold is the minimum amount payable for the threshold level of performance set by the Compensation Committee, target is the amount payable if the specified performance target is reached, and maximum is the maximum payout possible under the plan. Details of the performance share unit performance targets are described in “Compensation Discussion and Analysis-Compensation Components-Performance Share Units” above.

(3)	Stock options are granted under the Company’s Long-Term Incentive Plan, which provides that the exercise price for stock options is the average of the high and low stock price on the date of grant.

(4)	As a result of Mr. Taggart’s retirement on June 30, 2007, the target number of performance share units potentially payable to him has been prorated based on the period of time he was employed during the performance period.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Mr. Rogel. Pursuant to the initial employment agreement with Mr. Rogel, who became the Company’s President and Chief Executive Officer on December 1, 1997, his initial annual salary was $925,000 and he is a participant in the incentive plan for the Company’s senior executives. His initial bonus was determined in three components, each to be given equal weight: a short-term incentive based on the Company’s annual return on net assets compared to industry competitors; an intermediate-term incentive based on total shareholder return compared to industry competitors and the S&P 500; and the Board’s evaluation of his performance as chief executive officer in relation to annual goals agreed to in advance with the Compensation Committee.

Pursuant to the agreement with Mr. Rogel, he is eligible for a non-qualified supplemental retirement benefit calculated under the terms of the Company’s Salaried and Supplemental Retirement Plans using his original hire date with his prior employer of 1972, less benefits paid to him under the Company’s Retirement Plans and his prior employer’s retirement plan. He received relocation benefits under the Company’s employee relocation program. Prior to joining the Company, Mr. Rogel was President and Chief Executive Officer of Willamette Industries, Inc.

NON-EQUITY INCENTIVE PLAN COMPENSATION

These amounts are annual cash incentives granted under the Company’s Annual Incentive Plan (“AIP”). The AIP is funded based on the Company’s Return on Net Asset (“RONA”) performance, which is defined in “Compensation Discussion and Analysis— Compensation Components—AIP—AIP Performance Measures and Plan Mechanics” above. For each year a threshold, target, and maximum goal is established by the Compensation Committee that represents 40%, 100%, and 300% target funding levels. For 2007, the target performance objective and funding was 10% RONA for the AIP in general and 11% for the CEO, which approximates the Company’s cost of capital. The threshold for funding is achieved at 5.5% RONA, with 40% of target payout funded at this level. The maximum funding possible under the AIP is at 17% RONA, which funds at 300% of target. At the end of 2007, the Committee did not approve funding for the incentive pool based on the Company’s performance against the pre-determined RONA targets.

EQUITY AWARDS

Values for stock grants and options grants in the summary compensation table and numbers included in the grants of plan-based awards table relate to options or performance share units granted to the named executive officers under the Company’s 2004 Long-Term Incentive Plan. This plan, which was approved by Company shareholders, authorizes the issuance of 17,000,000 shares of Weyerhaeuser stock. The plan provides for the award of stock options, stock appreciation rights, restricted stock and stock units, and performance shares and performance units. The plan provides that options must be granted at fair market value and it prohibits the repricing of outstanding options. The Long-Term Incentive Plan has been filed with Securities and Exchange Commission and is available at www.sec.gov. The plan is administered by the Compensation Committee, which has retained the exclusive authority to make awards under the plan. The Committee approves all long-term incentive grants to executive officers and the overall grant pool for all other participants. The primary purpose of the long-term incentive plan is to link compensation with the long-term interests of shareholders.

February 14, 2007 Option Grant

Options granted to each of the named executive officers on February 14, 2007 are exercisable beginning 12 months after the grant date, with 25% of the shares in the grant becoming exercisable at that time and with an additional 25% of the shares becoming exercisable on each successive anniversary of the grant date. Full vesting occurs on the fourth anniversary of the grant date. The options were granted for a term of 10 years and may be subject to earlier termination if the executive terminates employment for reasons other than normal retirement.

April 19, 2007 Option Grant

Options granted to Patty Bedient on April 19, 2007, in connection with her election as Executive Vice President and Chief Financial Officer and in recognition of superior performance in connection with a specific project, are exercisable beginning 12 months after the grant date, with 25% of the shares in the grant becoming exercisable at that time and with an additional 25% of the shares becoming exercisable on each successive anniversary of the grant date. Full vesting occurs on the fourth anniversary of the grant date. The options were granted for a term of 10 years and may be subject to earlier termination if the executive terminates employment for reasons other than normal retirement.

February 14, 2007 Performance Share Units Grant

Values listed for the named executive officers as stock awards in the summary compensation table and as performance share units granted to each of the named executive officers on February 14, 2007 are earned if the Company’s performance meets certain targets set by the Compensation Committee. Performance is measured over a three-year period by comparison to the performance peer group of basic materials companies described in “Compensation Discussion and Analysis—Determination of Compensation—Peer Groups” above. The performance share units are earned at the end of the three-year period based on performance results. The performance measure used for earning grants of performance share units is based on the RONA Spread as defined in “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentive Compensation—Performance Share Units” above.

The actual number of performance share units earned is based on Weyerhaeuser’s performance relative to the performance peers listed in the Compensation Discussion and Analysis. Threshold performance is the 25th percentile of peers, which equates to a payout of 0.2 times the target number of shares. A participant earns none of the target number of performance shares if the Company’s performance is below the threshold. Median performance compared to the Company’s peers earns the target number of shares, and participants have an opportunity to earn the maximum award of twice the target grant for upper quartile performance. As performance shares are earned, shares of Weyerhaeuser common stock are issued to the participant.

If the executive officer terminates his or her employment before the performance share units have vested due to early retirement, normal retirement, death or disability with 10 years of service, the executive receives a prorated payout of the vested performance share units at the end of the three year performance cycle. If the executive terminates employment before the performance share units have vested for any other reason, all the performance share units are forfeited. The executive officer is not entitled to any rights of a shareholder for awards of performance share units that have not vested. However, if the Company declares and pays dividends on its common stock during the time when unvested performance share unit awards are outstanding, the executive will be credited with additional amounts for each unvested performance share unit equal to the dividend that would have been paid for the unvested performance share units if it had been an actual share of common stock. These additional amounts remain unvested until the performance share units vest and are paid along with the underlying performance shares to the extent the performance shares vest and are paid.

COMPENSATION COMPONENTS IN PROPORTION TO TOTAL COMPENSATION

The combination of the compensation components granted to an executive officer and the amount of each component is influenced by the role of the person in the Company, market surveys, the total value of all the compensation, benefits and perquisites available to the person and employment contracts with executive officers. The Committee reviewed a tally sheet of all compensation, benefits and perquisites provided to the CEO and the named executive officers in connection with its compensation decisions for these officers. In general, the Company positions itself at the median for each of the different components of total pay so that total compensation for the CEO and the named executive officers is comparable to the Company’s peers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested (4) ($)
S. R. Rogel	2/7/2001 2/12/2002 2/13/2003 2/11/2004 2/16/2005 2/15/2006 4/19/2006 2/14/2007	83,603 175,000 200,000 150,000 100,000 30,000 0 0	0 0 0 50,000 100,000 90,000 50,000 120,000	52.705 61.25 49.605 62.815 63.495 69.725 74.03 80.66	2/7/2011 2/12/2012 2/13/2013 2/11/2014 2/16/2015 2/15/2016 4/19/2011 2/14/2017	30,000 7,000	2,207,400 515,060
P. M. Bedient	2/11/2004 2/16/2005 2/15/2006 4/19/2006 2/14/2007 4/19/2007	7,500 5,500 1,750 0 0 0	2,500 5,500 5,250 2,275 9,500 20,000	62.815 63.495 69.725 74.03 80.66 76.79	2/11/2014 2/16/2015 2/15/2016 4/19/2011 2/14/2017 4/19/2017	2,100 570	154,518 41,941
R. J. Taggart (5)	2/11/2004 2/16/2005 2/15/2006 4/19/2006 2/14/2007	42,000 43,000 25,000 9,500 31,416	0 0 0 0 0	62.815 63.495 69.725 74.03 80.66	2/11/2014 2/16/2015 2/15/2016 4/19/2011 2/14/2017	3,958 314	291,230 23,104
R. E. Hanson	2/11/2004 2/16/2005 2/15/2006 4/19/2006 2/14/2007	45,000 29,000 7,500 0 0	15,000 29,000 22,500 15,000 98,280	62,815 63.495 69.725 74.03 80.66	2/11/2014 2/16/2015 2/15/2016 4/19/2011 2/14/2017	9,000 5,897	662,220 433,901
D. S. Fulton	2/11/2004 2/16/2005 2/15/2006 4/19/2006 2/14/2007	33,750 22,500 7,125 0 0	11,250 22,500 21,375 9,500 28,798	62.815 63.495 69.725 74.03 80.66	2/11/2014 2/16/2015 2/15/2016 4/19/2011 2/14/2017	8,550 1,728	629,109 127,146
T. F. Gideon	2/11/2004 2/16/2005 2/15/2006 4/19/2006 2/14/2007	0 7,175 3,900 0 0	2,900 7,175 11,700 6,500 19,000	62.815 63.495 69.725 74.03 80.66	2/11/2014 2/16/2015 2/15/2016 4/19/2011 2/14/2017	4,680 1,140	344,354 83,881

(1)	For a better understanding of the equity awards included in this table, we have provided the grant date.

(2) •	Options granted on February 14, 2007 are exercisable starting 12 months after the grant date, with 25% of the shares becoming exercisable at that time and with an additional 25% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. The options were granted for a term of 10 years, and may be subject to earlier termination if the executive terminates his employment for reasons other than normal retirement.
•	On April 19, 2006, Weyerhaeuser granted to its senior executives a one-time grant (in addition to the regular annual grant) with a value equal to ~20% of the annual grant guidelines. These options vest at the end of two years and expire five years after grant. The intent of this grant was to provide a transition in incentive values given the three-year performance and vesting period for the performance shares that are replacing a portion of the annual option grants beginning in 2006.
•	Generally stock awards are granted in February at the regularly scheduled Compensation Committee meeting. The grant awarded to P. M. Bedient on April 19, 2007 was in connection with her election as EVP, CFO and in recognition of superior performance. This award was granted for a term of 10 years, and is exercisable starting 12 months after the grant date, with 25% of the shares becoming exercisable at that time and with an additional 25% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date.

(3)	Describes the number of performance share units granted. Stock awards granted as Weyerhaeuser performance share units under the Long-Term Incentive Plan are earned over a three-year performance period. The value of the performance share units increase or decrease directly in proportion to the Company’s performance compared to a specific peer group during the performance period. The number listed for the 2006 performance share units represents a target payout under the 2006 award, based on performance achieved as of December 30, 2007 and the 2007 performance share units represent a threshold payout, based on performance achieved as of December 30, 2007. Threshold performance equates to a payout of 0.20 times the target number of shares.

(4)	Value computed by multiplying the market price of the Company’s common stock at end of fiscal year 2007, of $73.58, by the number of shares that are projected to vest at the end of the performance period, based on performance achieved as of December 30, 2007.

(5)	As a result of Mr. Taggart’s retirement on June 30, 2007, the target number of performance share units has been prorated based on the period of time he was employed during the performance period.

OPTION EXERCISES

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
S. R. Rogel	356,397	10,924,188
P. M. Bedient	9,100	317,545
R. J. Taggart	68,642	1,966,892
R. E. Hanson	132,150	3,765,620
D. S. Fulton	44,600	1,375,735
T. F. Gideon	13,325	274,389

(1)	Value realized represents the market value of the Company’s stock at the time of exercise, minus the exercise price.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year (3) ($)
S. R. Rogel	Salaried Retirement Plan Supplemental Retirement Plan Non-Qualified Plan for Special Arrangements(4)	10 10 26	338,592 3,516,447 6,693,934	47,224 113,200 0
P. M. Bedient	Salaried Retirement Plan Supplemental Retirement Plan	5 5	111,372 132,065	0 0
R. J. Taggart	Salaried Retirement Plan Supplemental Retirement Plan	29 29	1,070,422 3,138,393	1,070,422 0
R. E. Hanson	Salaried Retirement Plan Supplemental Retirement Plan	39 39	1,331,962 5,758,125	0 0
D. S. Fulton	Salaried Retirement Plan Supplemental Retirement Plan	32 32	965,513 4,388,229	0 0
T. F. Gideon	Salaried Retirement Plan Supplemental Retirement Plan	30 30	726,792 1,056,721	0 0

(1)	Number of years of credited service computed as of the same pension plan measurement date used for financial reporting purposes with respect to the Company’s audited financial statements for fiscal year 2007 and rounded to nearest whole for years of credited service.

(2)

Actuarial present value of accumulated benefit computed as of the same pension plan measurement data used for financial reporting purposes (under SFAS Nos. 158 an amendment of SFAS Nos. 87, 88, 106 and 132(R)) with respect to the Company’s audited financial statements for fiscal year 2007, using age 62, which is the earliest retirement age at which the executive could retire under the plan without benefits being reduced, or the executive’s current age if greater. Estimates are based on current compensation and years of service.

(3)	Prior to joining the company, Mr. Rogel was President and Chief Executive Officer of Willamette Industries, Inc., which was acquired by the Company in 2002. Mr. Rogel receives pension benefits under Willamette’s salaried and supplemental retirement plans. After Weyerhaeuser acquired Willamette Industries, Inc. in 2002 and the Company assumed the Willamette pension plans, the plans were merged with the Company’s Salaried Retirement Plan and Supplemental Plans respectively. Mr. Taggart received his retirement benefit from the Salaried Retirement Plan in 2007 after his retirement on June 30, 2007. Mr. Taggart will begin to receive his retirement benefit from the Supplemental Retirement Plan in January 2008.

(4)	Pursuant to the agreement with Mr. Rogel, he is eligible for a non-qualified supplemental retirement benefit calculated under the terms of the Company’s Salaried and Supplemental Retirement Plans using his original hire date with Willamette of 1972, less benefits payable or paid to him under the Company’s Retirement Plans and Willamette’s retirement plan.

The Company’s Salaried Retirement Plan for Salaried Employees is a noncontributory, defined benefit pension plan for salaried employees under which normal retirement is at age 65 and early retirement can be elected by any participant who has reached age 55 and has at least 10 years of vesting service. Each of the named executive officers is eligible for early retirement, with the exception of P. M. Bedient, who joined the Company in 2003 and has fewer than 10 years of vesting service and not yet attained age 55. The annual retirement benefit payable upon normal retirement is equal to (i) 1.1% of the participant’s average annual salary for the highest five consecutive years during the 10 calendar years before retirement multiplied by the years of credited service, plus (ii) .45% of such highest average annual salary in excess of the participant’s Social Security integration level (as such term is defined in the Retirement Plan), multiplied by the number of years of credited service. The benefit payable upon early retirement is a percentage of the benefit that would be payable upon normal retirement and ranges from 72% at age 55 to 100% at age 62. Joint and survivor elections may be made under the Salaried Retirement Plan. A participant in a defined benefit pension plan is generally limited under the Internal Revenue Code to an annual benefit at

Social Security normal retirement age of the lesser of (i) $180,000 (in 2007 but subject to adjustment) or (ii) 100% of the participant’s average compensation during the consecutive three-year period in which he or she received the highest compensation. Further reduction of this limitation may be required for retirement prior to the Social Security normal retirement age. Salary used in calculating retirement benefits is average annual salary for the highest five consecutive years during the 10 calendar years before retirement. The compensation used in determining benefits under this Plan is limited by Internal Revenue Code Section 401(a)(17) ($225,000 in 2007, but subject to adjustment).

Supplemental Retirement Plan benefits are paid outside the Salaried Retirement Plan from the general funds of the Company and are determined by applying compensation paid in the five highest consecutive calendar years of total compensation (base salary plus any award under the Company’s non equity incentive compensation plans limited at one times base salary) during the 10 calendar years before retirement to the formula for determining Salaried Retirement Plan benefits. The Supplemental Retirement Plan includes benefits that exceed the Internal Revenue Code limitations described above.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
S. R. Rogel	0	0	492,538	0	6,858,784
P. M. Bedient	190,000	28,500	54,227	0	941,619
R. J. Taggart	0	0	186,165	17,466	1,502,063
R. E. Hanson	0	0	110,610	0	1,540,895
D. S. Fulton	0	0	131,871	0	1,839,720
T. F. Gideon	71,250	10,688	23,797	0	402,300

(1)	Amounts deferred and reported in this column include non-equity incentive compensation earned in 2006 and paid in 2007, which are included in the Summary Compensation Table. These amounts were deferred into the common stock equivalent account under the deferral plan and, consequently, were eligible for a 15 % premium.

(2)	Employer paid premium on the amounts deferred by the executive into the common stock equivalents account in the deferral plan, which are included in “All Other Compensation” in the Summary Compensation Table.

(3)	Fiscal 2007 earnings, which includes interest on amounts deferred into the fixed interest account of the deferral plan and appreciation or depreciation in the price of common stock equivalent units, plus dividend equivalents for amounts deferred in the deferral plan.

(4)	Amounts deferred and reported in this column include amounts that were reported as compensation in the Company’s Summary Compensation Table for previous years, interest earned on amounts deferred into the fixed-interest account of the deferral plan, any premium for amounts deferred into the common stock equivalents account in the deferral plan, and appreciation or depreciation in the price of common stock equivalent units, plus dividend equivalents for amounts deferred into the common stock equivalents account in the deferral plan.

Executive officers are eligible for a deferral program. The deferral plan provides the opportunity to defer base salary and cash incentives for payment at a future date. The executive may defer between 10% and 50% of his or her base salary and up to 100% of his or her cash incentives. The interest earned for deferred compensation is determined each year by the Compensation Committee. The current interest rate formula is the average of the 90-day Treasury bill rate over the prior year, plus 3%.

Under the deferral plan, executive officers can choose to defer all or a portion of any cash incentives into a deferral account denominated in Weyerhaeuser common stock equivalent units with a 15% premium applied if payment is delayed for at least five years. The amount designated to be deferred in the form of common stock equivalent units and any premium is divided by the median price per share of Company stock for the last 11 trading days of January to determine the number of deferred stock equivalent units credited to executive’s account. Deferred stock units earn the equivalent of dividends, which are credited as additional deferred stock units. The value of the deferred account grows or declines based on the performance of Weyerhaeuser stock (plus dividends). The purpose of the program is to further align executive interests with those of shareholders by providing an incentive linked to the performance of Weyerhaeuser stock.

For deferrals in years prior to 2005, deferred amounts are paid in the year specified or upon the event specified by the executive. Beginning in 2005, amounts deferred may be paid to the executive beginning the year after the executive’s separation from service, up to five years following his or her separation from service, or in a specified year. Payments may be made in a lump sum or up to 20 equal annual payments, which must end the year of the executive’s 80th birthday or for a maximum of five annual payments if the executive left the Company for reasons other than death, disability or retirement. Payments from the stock equivalents accounts are in cash, and are determined by multiplying the number of common stock equivalent units in the executive’s account by the median price per share of Company stock for the last 11 trading days of January of the payment year. No withdrawals or other distributions are permitted under the terms of the deferral plan before the executive’s specified payment date.

POTENTIAL PAYMENTS UPON

TERMINATION OR CHANGE IN CONTROL

Change in Control

The Company has agreements with each of its executive officers providing for specified payments and other benefits if, within the six full calendar month period prior to or 24 calendar months following the effective date of a change in control of the Company, the officer’s employment is terminated by the Company or its successor for reasons other than cause, mandatory retirement, early retirement, disability or death. Cause is defined as a participant’s willful and continued failure to perform substantially the duties with the Company after the Company delivers to the participant written demand for substantial performance specifically identifying the manner in which the participant has not substantially performed their duties; conviction of a felony; or willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. Mandatory retirement is defined as age 65. Disability is defined by the Company’s Retirement Plan for Salaried Employees, or in any successor to such plan. These payments and benefits also would be paid if the officer terminates his or her employment for “Good Reason.” The officer would be considered to have left for Good Reason if there has been:

•	a material reduction in the officer’s position, title or reporting responsibilities existing prior to the change in control;
•

a requirement that the officer be based in a location that is at least 50 miles farther from the Company’s headquarters than was the officer’s primary residence immediately prior to the change in control;

•	a reduction by the company in the officer’s base salary as of the effective date;
•	a material reduction in the officer’s benefits unless the overall benefits provided are substantially consistent with the average level of benefits of the other officers holding similar positions; or
•	a material reduction in the officer’s level of participation in any of the Company’s short- or long-term incentive compensation plans.

If an officer is terminated without cause or leaves for Good Reason during the period described above when there is a change in control, the officer will receive:

•	an amount equal to three times the highest rate of the officer’s annualized base salary rate in effect prior to the change in control;
•	three times the officer’s target annual bonus established for the bonus plan year in which the officer’s date of termination occurs;
•	an amount equal to the officer’s unpaid base salary and accrued vacation pay through the effective date of termination;
•	the officer’s unpaid targeted annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination;
•	continuation of health care benefits and group term life insurance for the officer for 36 months or, if substantially similar coverage is impractical, payment of $25,000 each year for three years;
•

full vesting of the officer’s benefits under any and all supplemental retirement plans in which the officer participates, calculated under the assumption that the officer’s employment continues following the officer’s termination date for three full years;

•	an amount equal to the value of any premiums on share equivalents forfeited under the Comprehensive Incentive Compensation Plan in connection with the officer’s termination; and
•

an amount necessary to offset any federal excise and related income taxes payable by the officer on all payments received under the agreement, unless such amount is less than $10,000, in which case the officer’s benefits under the agreement are capped at the maximum amount that may be paid without incurring such excise taxes.

In addition, in accordance with the terms of the Company’s long-term incentive plans, in the event of a change in control of the Company all outstanding stock options held by the officer become exercisable and performance share units are paid at target.

SEVERANCE

The agreements with each of the Company’s executive officers provide for severance benefits if the executive’s employment is terminated when there is no change in control unless the termination is for cause, meets the requirements of the Company’s mandatory retirement policy, death, disability or voluntary termination of employment by the executive. The severance benefit payable is an amount equal to:

•	one and one-half times the highest base salary rate paid to the executive prior to termination;
•	one and one-half times the target annual bonus established for the bonus plan year in which the termination occurs;
•	the amount of the executive’s unpaid base salary and accrued vacation pay through the date of the termination;
•	the officer’s unpaid target annual bonus prorated for the number of days in the fiscal year through the date of the officer’s termination; and
•	a payment of $10,000 for health care insurance premiums.

The severance benefit payable to Mr. Rogel when there is no change in control is the same as described above except that the amount paid for base salary is two times the highest base salary rate and the amount for target bonus is two times the target annual bonus.

POTENTIAL PAYMENT AMOUNTS

The following tables describe potential payments to the named executive officers that could be made upon termination or a change in control. All amounts assume the named executive officer terminated employment as of December 30, 2007. R. H. Taggart is not eligible for executive benefits and payments upon termination, due to his retirement in 2007. The footnotes referenced in the table follow the last table and relate to all the tables.

Executive Benefits and Payments Upon Termination of S.R. Rogel	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Severance (salary and target annual incentive)	N/A	0	$5,850,000	0	$8,775,000	0
Annual Incentive Plan (AIP)	N/A	0(A)	$1,625,000	0	$1,625,000	0(A)
Performance Share Unit	N/A	(B)	(C)	(D)	$4,782,700(E)	(B)
Stock Options	N/A	(G)	(G)	(I)	$1,990,282(K)	(J)
Gross Up Payment	N/A	0	0	0	$5,668,546	0

Benefits and Perquisites:
Increase to Pension (1)	N/A	0	0	0	$1,148,908	0
Life and Health Care Insurance	N/A	0	$10,000	0	$75,000	0
Life Insurance Proceeds (2)	N/A	0	0	0	0	$700,000
Financial Planning (3)	N/A	$19,300	$19,300	0	$19,300	$19,300
Outplacement Services	N/A	0	$20,000	0	$20,000	0

*	S. R. Rogel is eligible for normal retirement.

Executive Benefits and Payments Upon Termination of P. M. Bedient	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Severance (salary and target annual incentive)	N/A	N/A	$1,443,000	0	$2,886,000	0
Annual Incentive Plan (AIP)	N/A	N/A	$442,000	0	$442,000	(A)
Performance Share Units	N/A	N/A	(C)	(D)	$364,221(E)	(B)
Stock Options	N/A	N/A	(H)	(I)	$107,962(K)	(J)
Gross Up Payment	N/A	N/A	0	0	$1,662,920	0

Benefits and Perquisites:
Increase to Pension (1)	N/A	N/A	0	0	$113,307	0
Life and Health Care Insurance	N/A	N/A	$10,000	0	$75,000	0
Life Insurance Proceeds (2)	N/A	N/A	0	0	0	$700,000
Financial Planning (3)	N/A	N/A	$6,517	$6,517	$6,517	$6,517
Outplacement Services	N/A	N/A	$20,000	0	$20,000	0

*	P. M. Bedient is not eligible for early retirement based on age and service criteria or for normal retirement based on age.

Executive Benefits and Payments Upon Termination of R.E. Hanson	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Severance (salary and target annual incentive)	0	N/A	$2,166,000	0	$4,332,000	0
Annual Incentive Plan (AIP)	(A)	N/A	$722,000	0	$722,000	(A)
Performance Share Units	(B)	N/A	(C)	(D)	$2,831,653(E)	(B)
Stock Options	(F)	N/A	(F)	(I)	$568,014(K)	(J)
Gross Up Payment	0	N/A	0	0	$3,428,038	0

Benefits and Perquisites:
Increase to Pension (1)	0	N/A	0	0	$552,276	0
Life and Health Care Insurance	0	N/A	$10,000	0	$75,000	0
Life Insurance Proceeds (2)	0	N/A	0	0	0	$700,000
Financial Planning (3)	$6,517	N/A	$6,571	$6,517	$6,517	$6,517
Outplacement Services	0	N/A	$20,000	0	$20,000	0

*	R. E. Hanson is eligible for early retirement, but not eligible for normal retirement based on age.

Executive Benefits and Payments Upon Termination of D. S. Fulton	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Severance (salary and target annual incentive)	0	N/A	$1,723,275	0	$3,446,550	0
Annual Incentive Plan (AIP)	(A)	N/A	$527,850	0	$527,850	(A)
Performance Share Units	(B)	N/A	(C)	(D)	$1,264,767(E)	(B)
Stock Options	(F)	N/A	(F)	(I)	$452,379(K)	(J)
Gross Up Payment	0	N/A	0	0	$1,991,396	0

Benefits and Perquisites:
Increase to Pension (1)	0	N/A	0	0	$1,391,965	0
Life and Health Care Insurance	0	N/A	$10,000	0	$75,000	0
Life Insurance Proceeds (2)	0	N/A	0	0	0	$700,000
Financial Planning (3)	$6,517	N/A	$6,517	$6,517	$6,517	$6,517
Outplacement Services	0	N/A	$20,000	0	$20,000	0

*	D. S. Fulton is eligible for early retirement, but not eligible for normal retirement based on age.

Executive Benefits and Payments Upon Termination of T. F. Gideon	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change in Control (CIC) Involuntary or Good Reason Termination	Death
Compensation:
Severance (salary and target annual incentive)	0	N/A	$1,260,000	0	$2,520,000	0
Annual Incentive Plan (AIP)	(A)	N/A	$360,000	0	$360,000	(A)
Performance Share Units	(B)	N/A	(C)	(D)	$763,760(E)	(B)
Stock Options	(F)	N/A	(F)	(I)	$156,596(K)	(J)
Gross Up Payment	0	N/A	0	0	$1,715,890	0

Benefits and Perquisites:
Increase to Pension (1)	0	N/A	0	0	$620,167	0
Life and Health Care Insurance	0	N/A	$10,000	0	$75,000	0
Life Insurance Proceeds (2)	0	N/A	0	0	0	$700,000
Financial Planning (3)	$6,517	N/A	$6,517	$6,517	$6,517	$6,517
Outplacement Services	0	N/A	$20,000	0	$20,000	0

*	T. F. Gideon is eligible for early retirement, but not eligible for normal retirement based on age.

(1)	This is the estimated present value of annual increase in pension payments due to the Change in Control Agreement with the executive. The annual pension increment is determined based on 3 additional years of service and age credit following termination of employment.

(2)	Group supplemental executive term life insurance in the amount of 2-1/2 times base salary with a maximum coverage of $700,000 when combined with Company base life amount; base life for all salaried employees is 2 times base salary.

(3)	Financial planning services extended for 1 year after termination paid by Company.

(A)	Payment of Annual Incentive for terminations due to early retirement, normal retirement or death is based on performance and prorated for days of employment during the performance period. This amount is based on actual performance for the performance year 2007, and assumes termination on December 30, 2007.

(B)	For terminations due to early retirement, normal retirement or death, vesting of awards is based on performance as determined at the end of the performance period and prorated based on completed months of employment during the performance period.

(C)	All unvested performance share units are cancelled upon termination unless eligible for early retirement, normal retirement, death, or disability with at least 10 years of service.

(D)	2007 awards are forfeited upon termination for cause regardless of eligibility for early or normal retirement. 2006 awards are forfeited upon termination for cause unless eligible for early or normal retirement.

(E)	Performance will be deemed to have been fully earned for the entire performance period. Valued at closing price of shares on December 28, 2007.

(F)	For grants awarded from 2001 through 2005, options continue to vest for 5 years and may be exercised the earlier of 5 years after termination or remaining term of grant if retirement occurs at ages 55 through 64 with at least 10 years of service. For grants awarded in 2006 and 2007, if retirement occurs at ages 62 through 64, options are immediately vested and exercisable throughout the entire term.

(G)	Fully vested and exercisable throughout the entire term. Value of all outstanding options is estimated as difference between exercise price and closing market price on December 28, 2007.

(H)	Vesting continues for three years after termination. Vested options are exercisable for three years following termination. Note: not applicable if eligible for early or normal retirement.

(I)	For grants awarded beginning in 2005, all outstanding options (both vested and unvested) are automatically cancelled upon termination for cause. For grants awarded prior to 2005, vesting stops upon termination, and vested options are exercisable for three months from termination (unless eligible for early or normal retirement).

(J)	Fully vested and may be exercised earlier of 2 years after death or remaining term of grant.

(K)	Amount includes stock option time-base equity acceleration value and stock option embedded value of unvested stock options that the executive could receive at the time of a change in control.

ITEM 2—SHAREHOLDER PROPOSAL ON THE CHAIRMAN POSITION

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of Weyerhaeuser stock voting on the proposal in person or by proxy at the Annual Meeting.

RESOLVED: That stockholders of Weyerhaeuser Company, (“Weyerhaeuser” or “the Company”) ask the board of directors to adopt a policy that the board’s chairman be an independent director who has not previously served as an executive officer of Weyerhaeuser. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

Supporting Statement

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management,

including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company, Mr. Steven R Rogel holds both the positions of Chairman of the Board and CEO. We believe that this current scheme may not adequately protect shareholders.

Shareholders of Weyerhaeuser require an independent leader to ensure that management acts strictly in the best interests of the Company. By setting agendas, priorities and procedures, the position of Chairman is critical in shaping the work of the Board of Directors. Accordingly, we believe that having an independent director serve as chairman can help ensure the objective functioning of an effective Board.

As a long-term shareholder of our Company, we believe that ensuring that the Chairman of the Board of our Company is independent, will enhance Board leadership at Weyerhaeuser, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board stated in a 2003 report, “The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”

We believe that the recent wave of corporate scandals demonstrates that no matter how many independent directors there are on the Board, that Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.

We, therefore, urge shareholders to vote FOR this proposal.

THE COMPANY’S RESPONSE TO THE SHAREHOLDER PROPOSAL—ITEM 2

The Board of Directors believes that this proposal concerning an Independent Chairman is not in the best interests of the Company and its shareholders at this time and recommends a vote against the proposal.

An underlying premise of the proposal appears to be that the CEO’s service as Chairman could impair the Board’s independence and result in actions that are not in the best interest of the Company. This premise does not reflect the Board’s experience, which except for the CEO is fully independent under the standards established by the New York Stock Exchange and is comprised of strong directors who are or have recently been leaders of major companies and institutions and are independent thinkers with a wide range of experiences and skills.

The Board also has implemented many best practices recommended by the New York Stock Exchange and the SEC to ensure a strong and independent Board. For example, the Board has a Lead Director, who is an independent director. The Board’s Corporate Governance and Compensation Committees, which are responsible for managing the CEO selection and evaluation processes, are comprised entirely of independent directors. The Board’s Audit Committee, which is comprised entirely of independent directors, takes an active role in reviewing the Company’s financial statements, risk profile and compliance efforts. The Chairman of the Board’s Executive Committee, which has the powers and authority of the Board in between Board meetings and can be convened to respond to crises, is an independent director. The independent directors on the Board of Directors routinely meet in separate executive session without any member of management present.

As described in the Board’s Charter, the Board and each of its committees has the right at any time, at the Company’s expense to retain independent outside financial, legal or other advisers. The Compensation Committee has the sole authority to hire and terminate compensation advisors for senior management compensation review. The Audit Committee has the sole authority to hire and terminate the outside auditors. The Board determines what information it needs from management and requests that the Chairman arrange meetings, establish agendas and provide the requested presentations and information. The Board believes that having the CEO as Chairman does not compromise the Board’s decision making process.

In the report of the Commission of The Conference Board Commission referenced by the proponent, the Commission noted that board structures vary greatly among US corporations and no single board structure has yet been demonstrated to be superior in providing the oversight that leads to corporate success. The structure used by the Company’s Board was approved by the Commission in the report. The Board periodically reevaluates its structure and performance, and believes any consideration of the separation of the roles of CEO and Chairman must take into account the person or persons in the role and the Company’s circumstances from time to time. The Board believes that a firm policy that the Chairman always be an independent director who has never previously served as an executive officer of the Company would inappropriately restrict the Board’s flexibility to provide the Company with what it deems to be the most effective Board leadership at any time.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

The Company will provide the name and address of the proponent of the shareholder proposal above and the number of shares the proponent holds upon request for such information. Requests may be sent to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, Washington 98063-9777; by email at CorporateSecretary@Weyerhaeuser.com or by calling (253) 924-5273.

ITEM 3—PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE APPOINTMENT OF AUDITORS

KPMG LLP currently serves as the Company’s independent registered public accounting firm, and that firm conducted the audit of the Company’s consolidated financial statements for fiscal year 2007. The Audit Committee has appointed KPMG LLP to serve as its independent registered public accounting firm to conduct an audit of the Company’s consolidated financial statements for fiscal year 2008.

Selection of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Directors is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

SHAREHOLDER RIGHTS PLAN POLICY

In 2004, the Board of Directors adopted a shareholder rights plan policy. The policy provides that the Board must obtain shareholder approval prior to adopting any shareholder rights plan. However, the Board may act on its own to adopt a shareholder rights plan if a majority of the independent Directors, exercising their fiduciary duties under Washington law, determine that such submission to shareholders would not be in the best interests of shareholders under the circumstances.

CONFIDENTIAL VOTING POLICY

In 1991, the Board of Directors adopted a confidential voting policy to protect our shareholders’ voting privacy. The policy provides that ballots, proxy forms and voting instructions returned to banks, brokerage firms and other holders of record must be kept confidential. Only the proxy solicitor, the proxy tabulator and the inspector of election have access to the ballots, proxy forms and voting instructions. The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy forms, and voting instructions only if:

•	disclosure is required by applicable law,
•	a shareholder authorizes disclosure or
•	to resolve legal claims or disputes regarding ballots, proxy forms or votes, or the accuracy of any vote tabulation.

In the event the Company receives notice of a proxy contest, the Company will request that the proponent and all agents and other persons engaged by the proponent agree to this voting policy. The Company will not be bound to comply with this policy during a proxy contest if the proponent is not willing to be bound by the policy as well.

RELATIONSHIPS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of KPMG LLP, independent registered public accounting firm, audited the accounts of the Company and subsidiaries for 2007 and has been selected to do so for 2008. Representatives of KPMG LLP are expected to be present at the annual meeting and will able to speak if they wish to do so and will be available to answer appropriate questions.

The Company was billed for professional services provided during fiscal years 2006 and 2007 by KPMG LLP in the amounts set out in the following table. The Audit Committee of the Board of Directors has considered the services rendered by KPMG LLP for services other than the audit of the Company’s financial statements and has determined that the provision of these services is compatible with maintaining the firm’s independence.

Services Provided	Fee Amount 2006	Fee Amount 2007
Audit Fees (1) (2)	$15,511,200	$12,056,400
Audit Related Fees (2) (3)	$581,600	$434,500
Tax Fees (4)	$72,900	$84,000
All Other Fees	$0	$0
Total (5)	$16,165,700	$13,024,900

(1)	Audit Fees, including those for statutory audits and audits of the Company’s joint ventures, include the aggregate fees for the fiscal years ended December 31, 2006 and December 30, 2007, for professional services rendered by KPMG for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-K and Forms 10-Q. Audit Fees include fees for the audit of the Company’s internal control over financial reporting.

(2)	$39,000 related to audits of the Canadian pension plan have been reclassified as audit related fees rather than audit fees.

(3)	Primarily fees for services rendered in support of employee benefit plan audits for the fiscal years ended December 31, 2006 and December 30, 2007.

(4)	Fees for services rendered related to international tax services.

(5)	Audit fees in 2006 included $6,491,000 in one-time engagements undertaken to support the sale of the North American Composites business and the combination of the Company’s paper business and related assets with Domtar, Inc. The work included carve out audits and reviews and assisting with registration statements filed in relation to those transactions. $6,358,000 of the audit fees are reimbursable by the partners in the transactions.

Audit fees in 2007 included $3,425,300 in one-time engagements undertaken to complete the combination of the Company’s paper business and related assets with Domtar, Inc., as well as support for the Strategic Review of the Containerboard Packaging and Recycling business.

The Audit Committee has adopted a policy that it is required to approve the audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees must be approved by the Committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, but the Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the auditor. The authority to approve services may be delegated by the Committee to one or more of its members and the Committee may delegate to management the authority to approve certain specified audit related services up to a limited amount of fees. If authority to approve services has been delegated, any such approval of services must be reported to the Committee at its next scheduled meeting. During fiscal 2006 and 2007, 0.45% and 0.64%, respectively, of total fees paid to KPMG LLP related to non-audit services (tax and all other fees).

PROXY SOLICITATION EXPENSES

All expenses of soliciting proxies, including clerical work, printing and postage, will be paid by the Company. Proxies may be solicited personally, or by telephone, by employees of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $15,000 for assistance by Innisfree M&A Incorporated in the solicitation of proxies. In addition, the Company will reimburse brokers, banks and other persons holding shares in their names or in the names of nominees for their expenses for sending material to principals and obtaining their proxies.

OTHER BUSINESS

The Board of Directors knows of no other matters to be presented at the meeting. If any other matters come before the meeting, the proxy holders intend to vote on such matters in accordance with their best judgment.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholders who wish to present proposals in accordance with the SEC Rule 14a-8 for inclusion in the Company’s proxy materials to be distributed in connection with next year’s annual meeting proxy statement must submit their proposals so they are received by the Corporate Secretary at the Company’s executive offices no later than the close of business on November 10, 2008. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

The Company’s bylaws provide that a shareholder may bring business before our annual meeting if it is appropriate for consideration at an annual meeting and is presented properly for consideration. If a shareholder wishes to bring business to a meeting for consideration under the bylaws rather than under the SEC rules, the shareholder must give the Corporate Secretary written notice of the shareholder’s intent to do so. The notice must be delivered to the Corporate Secretary no later than 90 days and no earlier than 120 days before the meeting. However, if the Company sends notice or discloses the date of the meeting fewer than 100 days before the date of the meeting, the shareholder must deliver the notice to the Corporate Secretary no later than the close of business on the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever occurs first.

The Company’s bylaws also establish procedures for shareholder nominations for elections of directors of the Company. Any shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors. The nomination will be effective only if the shareholder delivers written notice of the shareholder’s intent to make a nomination to the Corporate Secretary no later than 90 days or earlier than 120 days prior to the meeting. However, if the Company sends notice or discloses the date of the meeting fewer than 100 days before the date of the meeting, the shareholder must deliver the notice to the Corporate Secretary no later than the close of business on the tenth day following the day on which the notice of meeting date was mailed or publicly disclosed, whichever occurs first.

To be in proper form, a shareholder’s notice must include specific information concerning the proposal or the nominee as described in our bylaws and in SEC rules. In addition, to be eligible to be a nominee, the person must be able to make certain agreements with the Company as described in our bylaws. A shareholder who wishes to submit a proposal or a nomination is encouraged to consult independent counsel about our bylaw and SEC requirements. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with the bylaw, SEC and other applicable requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2009 annual meeting should be addressed to Claire S. Grace, Vice President and Corporate Secretary, Weyerhaeuser Company, P.O. Box 9777, Federal Way, WA 98063-9777.

Public disclosure of the date of the 2008 annual meeting date was made in the Notice of 2007 Annual Meeting of Shareholders and Proxy Statement. The date of the next annual meeting of shareholders of Weyerhaeuser Company after the 2008 annual meeting is April 16, 2009.

For the Board of Directors

CLAIRE S. GRACE

Vice President and Corporate Secretary

Federal Way, Washington

March 12, 2008

Appendix A

Audit Committee

of the Board of Directors

of Weyerhaeuser Company

Membership

The Committee will consist of no fewer than three directors.

Qualifications of members: The Committee will be comprised entirely of independent directors and at least one member of the Committee will serve concurrently on the Corporate Governance Committee. Each member of the Committee shall be financially literate and at least one member of the Committee must satisfy the requirements of the New York Stock Exchange and the SEC rules regarding “financial expertise,” as determined by the Board of Directors.

Appointment and removal of members: By the Board of Directors, considering the recommendation of the Corporate Governance Committee.

Purpose of the Committee

The Audit Committee is designed to assist the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the company, including the Company’s compliance with legal and regulatory requirements, and such other duties as directed by the Board of Directors. The Committee has sole authority from the Board of Directors for the appointment, compensation, and oversight of the Company’s independent auditors, including the approval of any significant non-audit relationship.

Goals and Responsibilities

To carry out its responsibilities, the Committee will:

1.	Retain and replace, if necessary, the Company’s independent auditors.

2.	Annually review (a) the independent auditors report on the firm’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, (c) all relationships between the firm and the Company, and (d) the qualifications, performance and independence of the firm.

3.	Discuss the annual audited financial statements with management and the independent auditor and discuss with the independent auditor the matters required to be discussed by relevant auditing standards and recommend to the Board of Directors whether, based on such reviews and discussions, the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

4.	Review with the independent auditor outcomes of the audit, including their conclusions, significant findings, and recommendations, and related management responses and any problems or difficulties with management’s response.

5.	Discuss with management and the independent auditor the quarterly financial statements, which are not audited.

6.	Discuss with management, internal audit and the independent auditor prior to release earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. This responsibility may be delegated to the Committee chairman. Committee members may participate in such discussions at their discretion.

7.	Review annual audit plans of the Director of Internal Audit and the independent auditor.

8.	Review the effectiveness of the Company’s system of internal controls.

9.	Review legal and regulatory matters that may have a material effect on the Company’s financial statements and related Company compliance policies and programs.

10.	Discuss with management, internal audit and the independent auditor the Company’s policies with respect to assessing and managing risk, including the risk of fraud at the Company.

11.	Assess the performance of the internal audit function, at least annually.

12.	Prepare the Audit Committee report required by the rules of the SEC to be included in the Company’s annual proxy statement.

13.	Meet separately with Internal Audit and the Independent auditor after each regular Committee meeting (at least three times a year), and periodically, with the Company’s management.

14.	Recommend to the Board of Directors policies for the Company’s hiring of employees or former employees of the independent auditor.

15.	As appropriate, obtain advice and assistance of outside legal counsel, accounting resources or other advisors.

16.	Assess the effectiveness of the Committee, including the adequacy of the Committee’s charter, at least annually and recommend any proposed changes to the Board of Directors for approval.

17.	Work with the Governance Committee when it identifies and refers to the Committee any issues that could have a material financial effect on the Company.

18.	Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters including the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Structure and Operations

The Board of Directors will appoint the chair of the Committee.

The Committee will meet at such times as it determines to be necessary or appropriate, but no fewer than three times per year.

The Committee will report to the Board of Directors with regard to any actions taken.

A representative of management will function as Committee support and be a liaison with management. The role of the management liaison will be to:

1.	Work with Committee Chair and the CEO to establish an agenda for each meeting.

2.	Prepare briefing and pre-meeting reading materials for Committee members.

3.	Arrange for appropriate persons to present agenda items at Committee meetings or to be present for discussions with the Committee.

Audit Committee’s Role

The Committee’s job is one of oversight. While the Audit Committee has the responsibilities and powers set forth in its Charter, it is not the duty of the Audit Committee to prepare financial statements, plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management or the independent auditors or both as appropriate. In carrying out its oversight responsibilities, the Committee is not providing any professional certification or expert assurance as to the Company’s financial statements or as to the independent auditor’s work.

This proxy statement can be recycled. Thank you for recycling.

TO REACH CORPORATE HEADQUARTERS

From Seattle: Drive south on Interstate 5, approximately 24 miles from the city center, following the signs for “Tacoma/Portland.” Go 1/10 mile past Exit 142-B to Exit 142-A. Take this exit and stay to your right, heading east. Stay in the right-hand lane and take the Weyerhaeuser Way South exit. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

From Seattle: Drive approximately 24 miles south from city center on Interstate 5, following the signs for “Tacoma/Portland” and take Exit 143 (Federal Way/S. 320th St.). Turn left onto S. 320th, cross over the freeway and go through two lights to the light at Weyerhaeuser Way South. Turn right and proceed past the Technology Center to the traffic circle. Take the second exit out of the traffic circle. Take the next right into the East Entrance (approximately 1 block) and follow the directions for parking.

From Tacoma: Drive north on Interstate 5, approximately 8 miles from city center, and take Exit 142A (Auburn, Highway 18, North Bend). Stay in the far right lane. Take the exit to Weyerhaeuser Way South. Turn left at the light, cross the overpass, and go through the traffic circle. Turn left again at the East Entrance sign and follow the directions for parking.

ANNUAL MEETING OF SHAREHOLDERS

APRIL 17, 2008

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven R. Rogel, Charles R. Williamson and Claire S. Grace, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares not held in Benefit Plan accounts the undersigned is entitled to vote at the annual meeting of the shareholders of Weyerhaeuser Company to be held at the Corporate Headquarters Building, Federal Way, Washington, on Thursday, April 17, 2008, at 9 am, and all adjournments thereof. Shares will be voted as directed on the reverse side of this Proxy card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors.

If there are shares allocated to the undersigned in the Weyerhaeuser Company 401(k), or Weyerhaeuser Company Ltd. Investment Growth Plans, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse side of this card. If the card is signed and returned without specific instructions for voting, the shares will be voted in accordance with the recommendations of the Board of Directors. Shares for which no voting instructions are received will be voted as provided by the Plans.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

PLEASE NOTE THAT YOU WILL NEED TO PRESENT THE ADMISSION TICKET PROVIDED BELOW TO OBTAIN ADMISSION TO

THE ANNUAL MEETING. ACCORDINGLY, THE ADMISSION TICKET SHOULD NOT BE RETURNED WITH THIS PROXY CARD IF

YOU VOTE BY MAIL.

You can view the Annual Report and Proxy Statement

on the internet at http://bnymellon.mobular.net/bnymellon/wy

IF YOU PLAN TO ATTEND THE MEETING

ADMISSION TICKET

Please present this admission ticket for admittance to the Annual Meeting.

If you plan to attend the Annual Meeting in person, do not return this admission ticket with the proxy card if you vote your shares by mail.

For security purposes no banners, placards, signs, literature for distribution or cameras may be taken into the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please

Mark Here

for Address

Change or

Comments

SEE REVERSE SIDE

1. Election of Directors

(The Board of Directors recommends a vote “FOR” each of the following nominees:

01 John I. Kieckhefer

02 Arnold G. Langbo

03 Charles R. Williamson

Item 3. Approval, on an advisory basis, of the appointment of auditors

Item 2. Shareholder proposal on the chairman position

The Board of Directors recommends a vote “AGAINST” item 2 and “FOR” item 3

FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting.

Signature Signature Date

Note: Please sign as name appears hereon, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET (Secure Site)

http://www.proxyvoting.com/wy

Use the Internet to vote your proxy.

Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

IF YOU PLAN TO ATTEND THE MEETING

Weyerhaeuser Company

c/o BNY Mellon Shareowner Services

P.O. Box 3500

S. Hackensack, NJ 07606-3500

Admission Ticket

Annual Meeting of Shareholders

Date — April 17, 2008

Time — 9:00 a.m. Pacific Time

Location — Weyerhaeuser Company

Corporate Headquarters Building

33663 Weyerhaeuser Way South

Federal Way, Washington 98003

ADMITTANCE MAY BE DENIED WITHOUT A TICKET